SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CAPELLA EDUCATION COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2017

PROXY STATEMENT

& NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 23, 2017

Dear Fellow Capella Shareholder:

I invite you to join us for our annual shareholder meeting to be held in our corporate headquarters building at 9:00 a.m. Central Time on Tuesday, May 2, 2017 at Capella Tower, 225 South 6th Street, 3rd Floor Business Center, Minneapolis, Minnesota 55402.

The attached notice of annual meeting and proxy statement describe the business to be conducted at the annual meeting.

Solid 2016 financial results. In 2016, Capella achieved its third consecutive year of total enrollment and revenue growth, and its fifth consecutive year of early cohort persistence improvements. Capella’s continued focus on innovation, learner success, and a robust, cutting edge academic infrastructure feeds its success, even in the face of a challenging market environment.

Positioned for growth. Capella’s strategy of building the most direct path between learning and employment with innovative educational solutions in the post-secondary and job-ready skills market opens a path to long-term sustainable growth. In 2016, we expanded our addressable market through the acquisitions of two software engineering and coding schools and the development of new business models serving the job-ready skills market. This, in combination with our reputation as an innovative, quality provider in the post-secondary market, lays the foundation for continued growth in 2017 and beyond.

While we look forward to a future of great promise for Capella, we remain rooted in the core values imparted by our founder, Steve Shank. A remarkable visionary, Mr. Shank shaped the core of our educational philosophy and innovative approach at a time when the internet was still in its infancy. It has been our great fortune to enjoy Mr. Shank’s leadership as a director for the past 25 years. With Mr. Shank’s retirement from the Board this year, I am confident that you, as fellow shareholders, share in our profound gratitude for his decades of service.

Your vote is important to us. We urge you to promptly vote and submit your proxy via the Internet or by signing, dating and returning your proxy card. Detailed instructions are on the next two pages of this proxy statement.

I hope that you will be able to attend the meeting and I would like to thank you on behalf of the Board of Directors for your support of Capella Education Company.

Sincerely,

J. Kevin Gilligan
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Capella Tower • 225 South Sixth Street, Ninth Floor • Minneapolis, MN 55402

Notice of Annual Meeting of the Shareholders

To the Shareholders:

The 2017 Annual Meeting of Shareholders of Capella Education Company will be held at the following location and for the following reasons:

Tuesday, May 2, 2017, at 9:00 a.m. Central Time

Capella Tower 225 South 6th Street 3rd Floor Business Center Minneapolis, Minnesota 55402

1.

To elect the following ten individuals to our Board of Directors, to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified: Rita D. Brogley, H. James Dallas, Matthew W. Ferguson, J. Kevin Gilligan, Michael A. Linton, Michael L. Lomax, Jody G. Miller, David W. Smith, Jeffrey W. Taylor and Darrell R. Tukua.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.
3.	To submit an advisory vote on the executive compensation of our Named Executive Officers (Say on Pay).
4.	To submit an advisory vote on the frequency with which our shareholders will consider approving the compensation for our Named Executive Officers (Say When on Pay).
5.	To approve the amendment of our Amended and Restated Articles of Incorporation to adopt majority voting for the election of directors.
6.	To transact other business that may properly be brought before the meeting.
Only shareholders of record at the close of business on March 6, 2017 are entitled to receive notice of and vote at the meeting.

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF TWO WAYS:
VIA THE INTERNET Visit the web site listed on your proxy card	BY MAIL Sign, date and return your proxy card in the enclosed envelope

By Order of the Board of Directors,

Renee L. Jackson SECRETARY

Minneapolis, Minnesota

March 23, 2017

Voting Methods

The accompanying proxy statement describes important issues affecting Capella Education Company. If you are a shareholder of record, you have the right to vote your shares through the Internet or by mail. You also may revoke your proxy any time before the annual meeting. Internet voting is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY INTERNET
	a.	Go to the web site at www.proxyvote.com, 24 hours a day, seven days a week, through 11:59 p.m. (ET) on May 1, 2017.
	b.	Please have your Notice or proxy card available and follow the instructions provided to obtain your records and to create an electronic voting instruction form.
2.	BY MAIL (if you vote by Internet, please do not mail your proxy card)
	a.	If you received a Notice, first request a paper copy of the proxy materials as directed in the Notice.
	b.	Mark, sign and date your proxy card.
	c.	Return it in the postage-paid envelope provided.

If your shares are held in an account at a brokerage firm, bank or similar organization, you will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares. You will receive a Notice Regarding the Availability of Proxy Materials that will tell you how to access our proxy materials on the Internet and vote your shares over the Internet. It will also tell you how to request a paper or e-mail copy of our proxy materials.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

PROXY STATEMENT SUMMARY

Proxy Statement Summary

This summary contains highlights of information contained elsewhere in our proxy statement. This summary does not contain all of the information that you should consider. You should read the entire proxy statement carefully before you vote.

2017 Director Nominees

Name	Age	Director Since	Independent	Committee Memberships
				Audit	Comp	Gov	Finance	Executive
Rita D. Brogley	51	2014	Yes		✓	✓		✓
H. James Dallas	58	2015	Yes	✓		✓		✓
Matthew W. Ferguson(1)	50	2014	Yes	✓			✓	✓
J. Kevin Gilligan	62	2009	No
Michael A. Linton	60	2010	Yes	✓	Chair			✓
Michael L. Lomax	69	2010	Yes			✓		✓
Jody G. Miller	59	2003	Yes			Chair	✓	✓
David W. Smith(2)	72	1998	Yes		✓	✓		Chair
Jeffrey W. Taylor(1)	63	2002	Yes	✓	✓		Chair	✓
Darrell R. Tukua(1)	63	2004	Yes	Chair			✓	✓

(1)	Qualifies as an audit committee financial expert.
(2)	Serves as our Lead Independent Director.

Executive Compensation Highlights

Our compensation program is designed to offer competitive pay for performance aligned with our short- and long-term business strategies. We are committed to a compensation program that aligns with long-term shareholder value creation, reflects best practices and conforms to evolving regulatory requirements.

We emphasize variable and performance-based compensation for our executive officers, with approximately 79% of the target total direct compensation opportunity being variable or tied to long-term incentives for our Chief Executive Officer and 63% for our other Named Executive Officers.

Some highlights of our compensation best practices and governance include:

☑	Maintaining a rigorous process for making and evaluating pay decisions

☑	Emphasizing variable and performance-based compensation

☑	Balancing compensation risk and reward

☑	Regularly monitoring our share utilization under our equity plans

☑	Maintaining robust stock ownership guidelines for our executives and directors

☑	Maintaining a compensation clawback policy

☑	Providing severance benefits in connection with a change-in-control only upon a “double trigger”

☑	Retaining an independent compensation consultant

☑	Complying with United States Department of Education incentive compensation regulations

☑	Prohibiting tax gross-ups for change of control payments and perquisites

☑	Prohibiting the repricing of options or the “timing” of equity grants

For a more detailed discussion regarding the compensation of our Named Executive Officers, please see our Compensation Discussion and Analysis beginning on page 24 of this proxy statement.

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PROXY STATEMENT SUMMARY

Corporate Governance Practices

We are committed to meeting high standards of ethical behavior, corporate governance and business conduct. Some of our corporate governance best practices include:

Board Composition and Accountability

∎	All director nominees, other than Mr. Gilligan, are independent under the NASDAQ Stock Market standards of independence (page 6)

∎	Executive, audit, compensation and governance committees consist solely of independent directors (page 13)

∎	Our Lead Independent Director—Mr. Smith—has extensive responsibilities (page 15)

∎	Annual Board evaluations and review of Board leadership structure by directors

∎	Periodic evaluation of all individual Board members

∎	Experienced, diverse Board membership (page 14)

∎	Independent directors meet in executive session at every regularly scheduled Board meeting (page 14)

∎	Consistent Board refreshment, with three independent directors serving five or fewer years (page 16)

∎	Annual election of Lead Independent Director and committee chairs

∎	Strong board leadership in the oversight of enterprise risk (page 16)

∎	Prohibition on hedging or pledging of our securities by directors or executive officers (page 26)

∎	Proposal to adopt majority voting standard for the election of directors is being submitted for shareholder approval at annual meeting (page 47)

Shareholder Rights

∎	Annual elections for all directors (page 6)

∎	Active shareholder engagement program

∎	Single class of outstanding voting stock

∎	10% threshold for special meetings – shareholders holding 10% or more (25% or more if business combination) of our outstanding stock have the right to call a special meeting

∎	No poison pill

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PROXY STATEMENT SUMMARY

Proposals for the Annual Meeting

Proposal		Page	Board Recommendation
1.	Election of Directors You are being asked to elect ten directors. Each of the nominees is standing for election to hold office until the 2018 Annual Meeting of Shareholders.	6	“FOR” each nominee
2.	Independent Registered Public Accounting Firm Ratification You are being asked to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2017. A representative of Ernst & Young will be present at the meeting to respond to appropriate questions from shareholders.	18	“FOR”
3.	Say on Pay You are being asked to give advisory approval on the compensation of our Named Executive Officers. This advisory vote is held on an annual basis.	22	“FOR”
4.	Say When on Pay You are being asked to give advisory approval of the frequency with which shareholders will give advisory approval of compensation paid to our Named Executive Officers.	23	“1 YEAR”
5.	Majority Voting for Election of Directors You are being asked to approve an amendment to our Amended and Restated Articles of Incorporation to adopt a majority voting standard for the election of directors.	47	“FOR”

Voting Your Shares

Who May Vote:	Shareholders of record as of the close of business on March 6, 2017.
Voting Online:

Registered holders can go to proxyvote.com and follow the instructions. If you hold your shares in street name, please follow the instructions found on your voting instruction form. Please have your Notice or proxy card available.

Voting by Mail:	Complete, sign and date the proxy card and return it in the envelope that was provided in the proxy statement mailing package.
Voting in Person:

If you choose to attend the annual meeting in person, you will be asked to present photo identification and evidence that you own our common shares before entering the meeting. If you want to vote shares that you hold in street name in person at the annual meeting, you must bring a legal proxy in your name from the broker, bank or other nominee that holds your shares. Even if you plan to attend the annual meeting, we encourage all shareholders to vote in advance of the meeting.

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GENERAL INFORMATION

General Information

The enclosed proxy is being solicited by our Board of Directors for use in connection with the annual meeting of shareholders to be held on Tuesday, May 2, 2017 at the Capella Tower, 225 South 6th Street, 3rd Floor Business Center, Minneapolis, Minnesota 55402, commencing at 9:00 a.m. Central Time and at any adjournments thereof. Our telephone number is (888) 227-3552. The mailing of this proxy statement and our Board of Directors’ form of proxy to shareholders, or a Notice Regarding the Availability of Proxy Materials, will commence on or about March 23, 2017.

Availability of Proxy Materials

As permitted by rules of the SEC, we are making our proxy materials, which include our notice of annual meeting, proxy statement and annual report, available to certain of our shareholders over the Internet. Any shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization will receive a Notice Regarding the Availability of Proxy Materials by mail from the organization holding the shareholder’s account. The Notice contains instructions on how these shareholders can access our proxy materials and vote their shares over the Internet. These shareholders will not receive proxy materials by mail unless they specifically request that printed copies of the proxy materials be sent to them. The Notice tells these shareholders how to make such a request.

Any shareholder whose shares are registered directly in the shareholder’s name with our transfer agent, Wells Fargo Bank, N.A., will continue to receive a printed copy of the proxy materials by mail.

Record Date and Quorum

Only shareholders of record at the close of business on March 6, 2017 will be entitled to vote at the annual meeting or any adjournment. At the close of business on the record date, we had 11,567,443 shares of our common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting.

Voting of Proxies

Proxies voted through the Internet in accordance with the voting instructions set forth on the enclosed proxy card, or in the accompanying form that are properly signed and duly returned to us, and not revoked, will be voted in the manner specified. A shareholder executing a proxy retains the right to revoke it at any time before it is exercised by notice to one of our officers in writing of termination of the proxy’s authority or a properly signed and duly returned proxy bearing a later date.

Shareholder Proposals

We must receive shareholder proposals intended to be presented at the 2018 Annual Meeting of Shareholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than November 23, 2017. We must receive any other shareholder proposals intended to be presented at the 2018 Annual Meeting of Shareholders at our principal executive office no earlier than January 2, 2018 and no later than February 1, 2018.

Quorum

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum.

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GENERAL INFORMATION

Vote Required

Proposal	Vote Required	Broker Discretionary Voting Allowed	Impact of Abstention	Impact of Broker Non- Vote
Proposal 1—Election of ten directors	Plurality of votes cast	No	N/A	None
Proposal 2—Ratification of independent registered public accounting firm for fiscal year 2017	Majority of the shares entitled to vote and present in person or represented by proxy(1)	Yes	Against	N/A
Proposal 3—Advisory vote on executive compensation	We will consider our shareholders to have approved our executive compensation if the number of votes FOR exceeds the number of votes AGAINST	No	None	None
Proposal 4—Advisory vote on frequency of advisory vote on executive compensation	The frequency option receiving the most votes will be considered the option selected by our shareholders	No	None	None
Proposal 5—Approval of amendment to Amended and Restated Articles of Incorporation to adopt majority voting for the election of directors	Majority of the shares entitled to vote and present in person or represented by proxy(1)	No	Against	None

(1)	So long as the number of shares voted exceeds 25% of our outstanding shares.

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees or vote FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The ten nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than ten directors, and shareholders may not cumulate votes in the election of directors.

With respect to Proposals 2, 3 and 5, you may vote FOR, AGAINST or ABSTAIN.

With respect to Proposal 4, you may vote for 1 Year, 2 Years or 3 Years, or you may ABSTAIN.

Adjournment of Meeting

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies.

Shares Held in Street Name

The only proposal on which your broker has discretionary authority to vote your shares is Proposal 2 regarding the ratification of our independent registered public accounting firm. On any other proposal, your broker does not have discretionary authority to vote your shares. If your shares are held in street name and you do not provide instructions as to how your shares are to be voted on Proposal 1, 3, 4 or 5, your broker or other nominee will not be able to vote your shares on that matter. Accordingly, we urge you to direct your broker or nominee to vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.

Expenses of Soliciting Proxies

We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation electronically or by the use of mail, certain directors, officers and regular employees may solicit proxies by telephone or personal interview, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock, and we will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

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PROPOSAL NO. 1

Proposal No. 1—Election of Directors

Composition of Our Board of Directors

Our bylaws provide that our business will be managed by or under the direction of a Board of Directors. The number of directors constituting our Board of Directors is determined from time to time by our Board of Directors. Our Board currently consists of eleven members. Stephen G. Shank is not standing for reelection at the meeting, at which time the size of the Board will be reduced to ten directors. Upon the recommendation of the Governance Committee of the Board of Directors, the Board has nominated the ten persons named below for election as directors. Proxies solicited by our Board of Directors will, unless otherwise directed, be voted to elect the ten nominees named below to constitute the entire Board of Directors. Each director will be elected at the annual meeting to hold office until the next annual shareholders’ meeting or the director’s resignation or removal.

Directors and Director Nominees

The biographies of each of the nominees below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Governance Committee and the Board to determine that the person should serve as a director of our company.

Rita D. Brogley
Age 51 Director since 2014 Independent Committees • Compensation • Governance • Executive

 Background

Ms. Brogley joined Facebook, Inc. in November 2016 and is the Head of Global Enterprise Partnerships for the Facebook Messenger Platform and Community Management. Prior to that, Ms. Brogley served as President and CEO of MyBuys, a marketing technology company, from 2012 until its merger with Magnetic in 2015. From 2008 to 2011, Ms. Brogley was the CEO of Amadesa, a technology provider of website testing and optimization, and from 2000 to 2002, she served as the President and CEO of Moxi Digital. Ms. Brogley served as Director of Business Development and Marketing Europe for Microsoft TV from 1997 to 2000 and was a management consultant with Bain and Company from 1995 to 1997. Ms. Brogley earned a B.S. from Northwestern University and an M.B.A. from the Harvard Business School.

 Qualifications

Ms. Brogley is an experienced executive and entrepreneur in both early stage and large public companies, and she has extensive knowledge of strategy, eCommerce, marketing analytics and business development.

 Other Public Company Directorships held during the past five years

None

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PROPOSAL NO. 1

H. James Dallas
Age 58 Director since 2015 Independent Committees • Audit • Governance • Executive

 Background

Mr. Dallas is the owner and president of James Dallas & Associates, a change management and IT consulting company. Mr. Dallas retired in 2013 as Senior Vice President of Quality and Operations at Medtronic, Inc., a global medical technology company. Mr. Dallas, who joined Medtronic in 2006, had previously served as Medtronic’s Senior Vice President and Chief Information Officer. Prior to joining Medtronic, Mr. Dallas was Vice President and Chief Information Officer at Georgia-Pacific Corporation, a maker of forest products. At Georgia Pacific, Mr. Dallas held a series of progressively more responsible information technology and operating roles. Mr. Dallas earned a B.S. from the University of South Carolina and an M.B.A. from Emory University.

 Qualifications

Mr. Dallas has significant experience with information technology, information technology security and data privacy and a strong background in operational risk management and strategy.

 Other Public Company Directorships held during the past five years

Mr. Dallas is a member of the board of directors of KeyCorp, a publicly held bank holding company, and WellCare Health Plans, Inc. a publicly held company that provides Medicare and Medicaid managed care health plans.

Matthew W. Ferguson
Age 50 Director since 2014 Independent Committees • Audit • Finance • Executive

 Background

Mr. Ferguson is currently the CEO of CareerBuilder, an online recruiting service and global human capital solutions company, a position he has held since 2004. Previously, he served as CareerBuilder’s Chief Operating Officer and Senior Vice President from 2000 to 2004. Mr. Ferguson earned a B.A. from Indiana University, a J.D. from Northwestern University and an M.B.A. from the University of Chicago.

 Qualifications

Mr. Ferguson has extensive executive experience in dynamic, high-growth operating environments, and he has expertise in strategy, strategic business development and talent and workforce management.

 Other Public Company Directorships held during the past five years

Mr. Ferguson is a member of the board of directors of Echo Global, a publicly held provider of technology-enabled transportation and supply chain management services. He was a member of the board of directors of ExactTarget, a publicly held company, until it was sold to Salesforce.com in 2013.

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PROPOSAL NO. 1

J. Kevin Gilligan
Age 62 Chief Executive Officer and Director since 2009

 Background

Mr. Gilligan joined our company in March 2009 to serve as our Chief Executive Officer and as a member of our Board of Directors. In February 2010, he was appointed Chairman of our Board of Directors. Mr. Gilligan was previously the Chief Executive Officer of United Subcontractors, Inc., a nationwide construction services company, from 2004 until February 2009. United Subcontractors voluntarily filed for Chapter 11 bankruptcy on March 31, 2009 and emerged from the bankruptcy proceedings on June 30, 2009. From 2001 to 2004, Mr. Gilligan served as President and Chief Executive Officer of the Automation and Control Solutions Group of Honeywell International, a diversified technology and manufacturing company. From 2000 to 2001, Mr. Gilligan served as President of the Home and Building Control Division of Honeywell International. He also served as President of the Solutions and Services Division of Honeywell International from 1997 to 1999 and as Vice President and General Manager of the North American Region of the Home and Building Control Division from 1994 to 1997. Mr. Gilligan earned a B.A. from Boston College.

 Qualifications

Mr. Gilligan is an experienced leader of large service organizations, with strong skills in strategic planning and operational execution.

 Other Public Company Directorships held during the past five years

Mr. Gilligan is a member of the board of directors of Graco Inc., a publicly held manufacturer and supplier of fluid handling equipment, and from September 2004 until February 2009 was a member of the board of directors of ADC Telecommunications, Inc., a publicly held global supplier of network infrastructure.

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PROPOSAL NO. 1

Michael A. Linton
Age 60 Director since 2010 Independent Committees • Audit • Compensation (chair) • Executive

 Background

Mr. Linton is the Enterprise Chief Marketing Officer for Farmers Group, Inc., one of the largest personal lines insurance carriers in the U.S., a position he has held since October 2011. Mr. Linton served as the Executive Vice President, Marketing for FMN Technologies, an early stage technology advertising start-up in Silicon Valley, from September 2010 to September 2011. From March 2009 to September 2010, Mr. Linton was a consultant, advisor and columnist for Forbes.com, an online business periodical. From December 2006 to March 2009, he served as Senior Vice President, Chief Marketing Officer and as a General Manager for eBay, an online marketplace. Previously, he was the Executive Vice President, Chief Marketing Officer for Best Buy Corporation, a specialty retailer of consumer-electronics and related products and services, from January 1999 to August 2006. Mr. Linton also served as a Director on the Board of Peet’s Coffee and Tea, a premier specialty coffee and tea company from March 2005 to October 2012 and as a Director on the Board of Support.com, a company providing online technology services, from February 2010 through May 2014. He earned an M.B.A. from The Fuqua School of Business at Duke University in Durham, North Carolina and a B.S. in Business Administration from Bowling Green State University in Bowling Green, Ohio.

 Qualifications

Mr. Linton has extensive executive leadership experience and a strong background in marketing, brand development and digital businesses.

 Other Public Company Directorships held during the past five years

None

Michael L. Lomax
Age 69 Director since 2010 Independent Committees • Governance • Executive

 Background

Dr. Lomax is the President and CEO of the United Negro College Fund, a minority education organization, serving in this role since 2004. He previously served as President of Dillard University in New Orleans from 1997 to 2004. In addition, Dr. Lomax served as a Director of Whitney Holding Corporation and Whitney National Bank from 2002 to 2011. He has also served on numerous Boards of Directors, including Emory University, Teach for America, The Council of Independent Colleges, The National Alliance for Public Charter Schools and the KIPP Foundation, the nation’s largest charter school network. Dr. Lomax earned a PhD in American and Afro-American Literature from Emory University in Atlanta, an M.A. in English Literature from Columbia University in New York and a B.A. in English from Morehouse College in Atlanta.

  Qualifications

Dr. Lomax has been a leader in the education field for over 30 years and has extensive experience with learning transformation, access and accountability.

 Other Public Company Directorships held during the past five years

None

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PROPOSAL NO. 1

Jody G. Miller
Age 59 Director since 2003 Independent Committees • Governance (chair) • Finance • Executive

 Background

Ms. Miller serves as CEO of the Business Talent Group, a company providing independent professionals for project-based assignments, which she founded in 2007. From 2000 through 2007, Ms. Miller was a venture partner with Maveron LLC, a Seattle-based venture capital firm. From 1995 to 1999, Ms. Miller held various positions at Americast, a digital video and interactive services partnership, including as Acting President and Chief Operating Officer, Executive Vice President, Senior Vice President for Operations and Consultant. From 1993 to 1995, Ms. Miller served in the White House as Special Assistant to the President with the Clinton Administration. Ms. Miller is a member of the Board of Directors of the National Campaign to Prevent Teen and Unwanted Pregnancy, a not-for-profit program. In 2009, Ms. Miller joined the Board of Advisors for the Drucker Institute, a non-profit organization focused on stimulating effective management and responsible leadership. In 2015, Ms. Miller joined the board of Peer Health Exchange, a non-profit health education program. Ms. Miller earned a B.A. from the University of Michigan and a J.D. from the University of Virginia.

 Qualifications

Ms. Miller is an experienced executive and entrepreneur and has extensive experience in our industry, as well as a strong background in innovation, building businesses, corporate governance, talent management and strategic planning.

 Other Public Company Directorships held during the past five years

From 2005 to May 2015, Ms. Miller served as a member of the board of directors of TRW Automotive Holdings Corp., an NYSE-listed global supplier of automotive components.

David W. Smith
Age 72 Director since 1998 Lead Director Independent Committees • Compensation • Governance • Executive (chair)

 Background

Mr. Smith is currently our Lead Director. Mr. Smith owns and controls Woodwinds LLC, a farmland holding company registered in Minnesota and Kansas. From 2000 to 2003, when he retired, Mr. Smith was the Chief Executive Officer of NCS Pearson, Inc. Mr. Smith was a member of the Board of Directors of Plato Learning, Inc., a NASDAQ-listed educational technology company, serving from 2004 until 2012. From 2004 to 2009, he served on the Board of Directors of Scientific Learning Corporation, a publicly traded company that provides education software. Mr. Smith earned a B.A. and an M.A. from Southern Illinois University, as well as an M.B.A. from the University of Iowa.

 Qualifications

Mr. Smith has extensive executive leadership experience in the education services industry and a strong background in strategic planning and operational matters.

 Other Public Company Directorships held during the past five years

None

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PROPOSAL NO. 1

Jeffrey W. Taylor
Age 63 Director since 2002 Independent Committees • Audit • Compensation • Finance (chair) • Executive

 Background

Mr. Taylor retired from Pearson PLC, a multinational publishing and education company, in July 2014, after serving as Senior Policy Advisor since June of 2012. Prior to that position, Mr. Taylor was Senior Vice President, U.S. Government Policy and Investor Relations, at Pearson PLC from 2008 to 2012. He previously served as President of Pearson, Inc., the U.S. holding company of Pearson PLC. From 1994 to 2000, he served as Vice President and Chief Financial Officer of National Computer Systems, an education testing and software company. Mr. Taylor was named trustee of Indiana State University in August 2014. Mr. Taylor earned a B.S. from Indiana State University.

  Qualifications

Mr. Taylor has extensive executive leadership experience in the education services industry and a strong background in government relations and corporate finance.

 Other Public Company Directorships held during the past five years

None

Darrell R. Tukua
Age 63 Director since 2004 Independent Committees • Audit (chair) • Finance • Executive

 Background

From 1988 to 2003, when he retired, Mr. Tukua was a Partner with KPMG LLP, a global provider of audit, tax and advisory services, which he joined in 1976. Since 2005, Mr. Tukua has served on the Board of Directors of Constellation, Inc., a mutual insurance holding company comprised of medical liability insurers, where he is also a member of the Audit & Budget, Investment and Governance Committees. In addition, Mr. Tukua has served since 2005 as a member of the Board of Directors and Audit, Compensation and Nominating/Corporate Governance Committees of Gate City Bank, a retail and commercial bank. Mr. Tukua also serves as a member of the Board of Directors of non-profit organizations Allina Health System and Ecumen. Mr. Tukua earned a B.S. from the University of South Dakota.

 Qualifications

Mr. Tukua has extensive experience in finance, accounting, auditing, financial reporting and public company disclosure matters, as well as regulatory compliance, risk management and regulated industry matters.

 Other Public Company Directorships held during the past five years

None

None of the above nominees is related to each other or to any of our executive officers.

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CORPORATE GOVERNANCE

Corporate Governance

Board of Directors Meetings and Attendance

Our Board of Directors held nine meetings during fiscal year 2016. During fiscal year 2016, each director attended at least 75% of the aggregate number of meetings of our Board of Directors and of the Board committees on which he or she serves. We do not have a formal policy regarding attendance of our directors at annual meetings of our shareholders, but we encourage each of our directors to attend. All of our directors attended the 2016 Annual Meeting of Shareholders. During fiscal year 2015, Dr. Lomax attended 69% of the aggregate number of meetings of our Board of Directors and of the Board committees on which he served due to his inability to attend teleconferences for two joint meetings of the Board and Governance Committee, which resulted in him receiving less than a majority of the votes cast for his reelection at the 2016 annual meeting of shareholders. In fiscal 2016, Dr. Lomax attended all of the meetings of the Board and the committees on which he served, which we believe evidences the unusual circumstances that existed in fiscal 2015 and demonstrates his high level of engagement and commitment to our Board.

Director Independence

Our Board of Directors reviews at least annually the independence of each director. During these reviews, our Board of Directors considers transactions and relationships between each director (and his or her immediate family and affiliates) and our company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent. In February 2017, our Board of Directors conducted its annual review of director independence and determined that no transactions or relationships existed that would disqualify any of the individuals who now serve as a director under the rules of the NASDAQ Stock Market or the SEC, with the exception of Mr. Gilligan, our current Chief Executive Officer, and Mr. Shank, who served as our Chief Executive Officer until March 2009.

Based on a review of information provided by the directors and other information we reviewed, our Board of Directors concluded that none of our current directors have or had any relationship with our company that would interfere with his or her ability to exercise independent judgment as a director, except for Messrs. Gilligan and Shank. Based upon that finding, our Board of Directors determined that Ms. Brogley, Ms. Miller and Messrs. Dallas, Ferguson, Linton, Lomax, Smith, Taylor and Tukua are “independent.” The following transactions, relationships or arrangements involving the following organizations with which certain of our directors have relationships were considered in reaching this determination:

∎	Ms. Brogley (advertising). In the ordinary and usual course, during the fourth quarter of 2016, we paid approximately $104,431 to Facebook for advertising services. The amount was less than 1% of the gross revenues for us and Facebook.

∎	Messrs. Lomax and Linton (tuition payments). In the ordinary and usual course, certain organizations will pay tuition or award scholarships to attend Capella University for certain of their employees or other individuals. During 2016, Capella University received tuition payments from each of UNCF (approximately $37,204) and Farmers Group (approximately $15,958). These amounts were less than 1% of the gross revenues for us, UNCF and Farmers Group.

∎	Mr. Ferguson (CareerBuilder relationship). In 2015, Capella Learning Solutions entered into an agreement with CareerBuilder to conduct a pilot program pursuant to which CareerBuilder identifies employers seeking employees with certain skills and proficiencies that would commit to hire qualifying completers of non-degree online Capella Learning Solutions course offerings. CareerBuilder receives a fee from the employers, and Capella Learning Solutions receives fee payments, if any, from learners who participate in the program, and both amounts are split evenly between Capella Learning Solutions and CareerBuilder. In February 2016, Capella Learning Solutions and CareerBuilder entered into a collaboration agreement, creating an exclusive three-year relationship designed to foster a series of new opportunities similar in structure and format to the pilot agreement. The collaboration agreement does not commit either party to any certain number of programs to be offered, but sets the general structure of the relationship and the process for agreeing to and offering joint RightSkill(SM) programs. CareerBuilder received approximately $92,000 in revenue under the initiative in 2016, to be split 50/50 with Capella Learning Solutions under the Agreement. CareerBuilder paid Capella Learning Solutions an additional $48,074 in reimbursement for CareerBuilder’s share of certain variable costs related to the program. In addition, in 2016, Capella University paid CareerBuilder approximately $41,250 for use of its Career Coach product. The total of these amounts is less than 1% of the gross revenues for CareerBuilder and Capella. For more information about our relationship with CareerBuilder, see the Certain Relationships and Related Person Transactions section of this proxy statement.

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CORPORATE GOVERNANCE

Committees of Our Board of Directors

Our Board of Directors has five standing committees: Audit, Compensation, Finance, Governance and Executive. The charters for our Audit Committee, Compensation Committee, Governance Committee and Executive Committee are available in the Governance section of the About page on our website at www.capellaeducation.com. The following table identifies the members for each of the Board committees, number of meetings held in 2016, and the principal roles and responsibilities for each of the Board committees. Our Board of Directors has determined that each member of our Audit Committee is “independent,” as defined under and required by the rules of the NASDAQ Stock Market and the federal securities laws. The Board of Directors has determined that Mr. Tukua, Mr. Ferguson and Mr. Taylor each qualify as an “Audit Committee financial expert,” as defined under the rules of the federal securities laws.

  Audit Committee

Independent Members	Roles and Responsibilities of the Audit Committee
Darrell Tukua (Chair) James Dallas Matt Ferguson Mike Linton Jeff Taylor Number of 2016 Meetings 8	Our Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of our independent registered public accounting firm. The oversight includes reviewing the plans and results of the audit engagement with the firm, approving any additional professional services provided by the firm and reviewing the independence of the firm. The Audit Committee is also responsible for discussing the effectiveness of internal control over financial reporting with the firm and relevant financial management.

  Compensation Committee

Independent Members	Roles and Responsibilities of the Compensation Committee
Mike Linton (Chair) Rita Brogley Dave Smith Jeff Taylor Number of 2016 Meetings 6	Our Compensation Committee is responsible for, among other things, recommending the compensation level of our Chief Executive Officer to the Executive Committee, determining the compensation levels and compensation types (including base salary, equity awards, perquisites and severance) of the other members of our senior executive team and administering our equity compensation plans and other compensation programs. The Compensation Committee also recommends compensation levels for Board members and approves new-hire offer packages for our executive officers.

  Finance Committee

Members	Roles and Responsibilities of the Finance Committee
Jeff Taylor (Chair) Matt Ferguson Jody Miller Steve Shank Darrell Tukua Number of 2016 Meetings 5	Our Finance Committee is responsible for, among other things, assisting the Board of Directors in fulfilling its oversight responsibilities related to financing transactions and changes in our capital structure; and acquisitions, joint ventures, divestitures and other business investment transactions in which we may be involved.

  Governance Committee

Independent Members	Roles and Responsibilities of the Governance Committee
Jody Miller (Chair) Rita Brogley James Dallas Michael Lomax Dave Smith Number of 2016 Meetings 6	Our Governance Committee is responsible for, among other things, assisting the Board of Directors in selecting new directors and committee members, evaluating the overall effectiveness of the Board of Directors, reviewing CEO succession planning and reviewing developments in corporate governance compliance.

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CORPORATE GOVERNANCE

  Executive Committee

Independent Members	Roles and Responsibilities of the Executive Committee

Dave Smith (Chair)

Rita Brogley

James Dallas

Matt Ferguson

Mike Linton

Michael Lomax

Jody Miller

Jeff Taylor

Darrell Tukua

Number of 2016 Meetings

1

Number of Executive

Sessions at 2016 Board

Meetings

4

Our Executive Committee consists of all independent members of our Board of Directors. Our Executive Committee is responsible for, among other things, evaluating and determining the compensation of our Chief Executive Officer, setting the agenda for meetings of our Board of Directors, establishing procedures for our shareholders to communicate with our Board of Directors and reviewing and approving our management succession plan.

The purpose and responsibilities of our committees are more fully described in the committees’ charters.

Corporate Governance Principles

Our Board of Directors has adopted Corporate Governance Principles. These guidelines are available in the Governance section of the About page on our website at www.capellaeducation.com.

Code of Business Conduct

We have adopted the Capella Education Company Code of Business Conduct, which applies to all of our employees, directors, agents, consultants and other representatives. The Code of Business Conduct includes particular provisions applicable to our senior financial management, which includes our Chief Executive Officer, Chief Financial Officer and other employees performing similar functions. A copy of our Code of Business Conduct is on our website at www.capellaeducation.com, by clicking on “About,” then “Governance.” We intend to post on our website any amendment to, or waiver from, a provision of our Code of Business Conduct that applies to any director or officer, including our Chief Executive Officer, Chief Financial Officer and other persons performing similar functions, promptly following the date of such amendment or waiver.

Corporate Governance Documents Available on Our Website

Copies of our key corporate governance documents are available on our website at www.capellaeducation.com, by clicking on “About,” then “Governance.” The charters for our Audit Committee, Compensation Committee, Governance Committee and Executive Committee, as well as copies of our Corporate Governance Principles and our Code of Business Conduct, are available on our website. In addition, any shareholder that wishes to obtain a hard copy of any of these corporate governance documents may do so without charge by writing to Investor Relations, Capella Education Company, Capella Tower, 225 South 6th Street, 9th Floor, Minneapolis, MN 55402.

Director Qualifications and Diversity

Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the long-term interests of our shareholders. Our Governance Committee works with our Board to determine the appropriate characteristics, skills and experiences for the Board as a whole and its individual members with the objective of having a Board with diverse backgrounds and experience. Characteristics expected of all directors include independence, integrity, high personal and professional ethics, sound business judgment and the ability and willingness to commit sufficient time to the Board. We believe all of our directors possess these characteristics.

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CORPORATE GOVERNANCE

In evaluating the suitability of individual Board members and nominees, the Governance Committee takes into account many factors, including general understanding of business strategy, marketing, finance, executive compensation and other disciplines relevant to the success of a publicly traded company in today’s business environment; understanding of our business and industry; educational and professional background; personal accomplishment; and gender, age, and ethnic diversity. The Governance Committee evaluates each incumbent director and director nominee to determine whether he or she should be nominated to stand for election, based on each individual’s qualifications and suitability.

Director Nomination Process

Our Governance Committee selects nominees for directors pursuant to the following process:

∎	the identification of director candidates by our Governance Committee based upon suggestions from current directors and senior management, recommendations by shareholders and/or use of director search firms;

∎	a review of the candidates’ qualifications by our Governance Committee to determine which candidates best meet our Board of Directors’ required and desired criteria;

∎	interviews of interested candidates who best meet these criteria by the chair of the Governance Committee, the chair of our Board of Directors and/or certain other directors;

∎	recommendation by our Governance Committee for inclusion in the slate of directors for the annual meeting of shareholders or appointment by our Board of Directors to fill a vacancy during the intervals between shareholder meetings; and

∎	formal nomination by our Board of Directors.

Shareholders who wish to recommend individuals for consideration by our Governance Committee to become nominees for election to our Board of Directors at the 2018 Annual Meeting of Shareholders may do so by submitting a written recommendation to our Governance Committee, c/o General Counsel, Capella Education Company, Capella Tower, 225 South 6th Street, 9th Floor, Minneapolis, Minnesota 55402. Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships. The submission must be accompanied by a written consent of the individual to stand for election if nominated by our Governance Committee and to serve if elected by our Board of Directors or our shareholders, as applicable. Alternatively, shareholders may directly nominate a person for election to our Board of Directors by complying with the procedures set forth in our bylaws.

Board Leadership Structure

We do not have an express policy as to whether the roles of Chair of the Board and Chief Executive Officer should be combined or separated. Instead, the Board maintains the flexibility to determine which leadership structure best serves our company’s interests based on the circumstances. At the current time, our Board has determined those interests are best served by our Chief Executive Officer serving as the Chair of our Board of Directors.

Since our Chair/CEO roles are currently combined, and in accordance with our Corporate Governance Guidelines, we have a Lead Independent Director position to complement the Chair’s role and to serve as the principal liaison between the non-management directors and the Chair. We elect our Lead Independent Director annually. The regular duties of our Lead Independent Director, some of which are delineated in our Corporate Governance Guidelines, include the following:

∎	having the authority to convene meetings of the Board and executive sessions consisting solely of independent directors at every meeting;

∎	presiding at all meetings of the Board of Directors at which the Chair of the Board is not present, including executive sessions of independent directors;

∎	conducting the annual performance review of the CEO, with input from the other independent directors, and serving as the primary liaison between the CEO and the independent directors;

∎	approving meeting schedules, agendas and the information furnished to the Board to ensure that the Board has adequate time and information for discussion; and

∎	being available for direct communication with shareholders as appropriate.

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CORPORATE GOVERNANCE

Director Tenure

We believe a good governance approach to director tenure ensures an appropriate balance between long-tenured and more recently added Board members. We have continually “refreshed” our independent directors, with three independent directors having five or fewer years of service with our company. With respect to our longer-serving directors, we believe they add strategic value based on their deep experience with our company and industry. In our view, the best method to ensure healthy Board evolution is through rigorous and thoughtful consideration of director nominees, including current directors, based on a variety of factors, including director performance, skills and expertise, and Board diversity.

Role of Board in Risk Oversight

The Board takes an active role in risk oversight of our company both as a full Board and through its committees. Presentations and discussions at Board and committee meetings include an assessment of opportunities and risks inherent in our strategies and external environment. We utilize a formal Enterprise Risk Management (ERM) process, which includes comprehensively reviewing our strategic goals, identifying risks to attaining those strategic goals, categorizing identified risks into risk categories and risk-weighting each risk category based on impact and likelihood. The ERM framework has been approved by the Board, and the current focus of the Board and its committees is weighted towards higher risk categories.

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with the annual business plan and strategic plan; major litigation and regulatory exposures and other current matters that may present material risk to the company’s operations, plans, prospects or reputation; strategic business development, including data and cybersecurity risk; and senior management succession planning.

Audit Committee	Discusses guidelines and policies with respect to the company’s risk assessment and risk management processes. Responsible for oversight of risks associated with financial matters, particularly the company’s financial statements, tax, accounting and disclosure; risks associated with the independence, qualifications and performance of the company’s outside auditor and internal auditors; data and cybersecurity risks; and the company’s compliance with legal and regulatory requirements.

Compensation Committee	Exposures associated with compensation of the company’s officers, stock ownership and incentive-compensation plans, executive retention, succession planning and employment related matters. As discussed in more detail in the Compensation Discussion & Analysis, the Compensation Committee reviews and approves compensation programs with features that are intended to mitigate risk without diminishing the incentive nature of compensation.

Governance Committee	Risks and exposures relating to the identification of qualified candidates to become Board members; continuing oversight of Board composition; review of the structure, membership and charters of the Board committees; and oversight of the evaluation of the Board and management.

Finance Committee	Risks and exposures related to our primary financial policies and strategies, including our liquidity position, funding requirements, strategic business development, ability to access the capital markets and policies regarding return of cash to shareholders.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve or in the past have served as a member of the Board of Directors or Compensation Committee of any entity that has any of its executive officers serving as a member of our Board of Directors or Compensation Committee.

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CORPORATE GOVERNANCE

Communication with Our Board of Directors

Interested parties may communicate directly with Mr. Smith, our Lead Independent Director, or the non-management members of our Board of Directors as a group, by mail addressed to the attention of Mr. Smith as Lead Independent Director, or the non-management members of our Board of Directors as a group, c/o General Counsel, Capella Education Company, Capella Tower, 225 South 6th Street, 9th Floor, Minneapolis, MN 55402. If our General Counsel, in consultation with Mr. Smith, determines that such communication to non-management members as a group is relevant to and consistent with our operations and practices, our General Counsel will then forward the communication to the appropriate director or directors on a periodic basis.

Our Board of Directors recommends that the shareholders vote FOR the election of each of the ten nominees listed above to constitute our Board of Directors.

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PROPOSAL NO. 2

Proposal No. 2—Ratification of Independent Registered Public Accounting Firm

Overview

The firm of Ernst & Young LLP (“Ernst & Young”) has been our independent registered public accounting firm since 1999. Our Audit Committee has selected Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017, subject to ratification by our shareholders. While it is not required to do so, our Audit Committee is submitting the selection of that firm for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, our Audit Committee will reconsider its selection, and based on that reconsideration, may or may not select Ernst & Young. Proxies solicited by our Board of Directors will be, unless otherwise directed, voted to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

A representative of Ernst & Young will be present at the meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

Fees

For the years ended December 31, 2016 and 2015, Ernst & Young billed us the amounts set forth below for professional services rendered in connection with audit, audit-related, tax and other professional services.

Services Rendered	2016	2015	Description of Services
Audit Fees	$715,085	$660,275	Includes fees associated with the integrated audit and quarterly reviews and services provided by the auditor in connection with statutory and regulatory filings.
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	$1,995	$1,995	Relates to a license fee for an accounting database.
Total Fees	$717,080	$662,270

Approval of Independent Registered Public Accounting Firm Services and Fees

The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit fees and services performed by the company’s independent registered public accounting firm. The Audit Committee is responsible for pre-approving all engagements of the company’s independent registered public accounting firm. The policy also highlights services the Audit Committee will and will not approve for audit and non-audit services. The policy requires written documentation be provided by the independent registered accounting firm to the Audit Committee for all tax services. In addition, all required discussions are held between the independent registered accounting firm and the Audit Committee.

The Audit Committee may, annually or from time to time, set fee levels for certain non-audit services that, as defined in the policy, may be paid for all non-audit services. Any engagements that exceed those fee levels must receive specific pre-approval from the Audit Committee. The Audit Committee may delegate to the Audit Committee chair authority to grant pre-approvals of permissible audit and non-audit services, provided that any pre-approvals by the chair must be reported to the full Audit Committee at the next scheduled meeting. The Audit Committee considers non-audit fees and services when assessing auditor independence.

On a regular basis, management provides written updates to the Audit Committee consisting of the nature and the amount of audit and non-audit service fees incurred to date. All of the services described above were pre-approved in accordance with the Audit Committee charter.

Our Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

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AUDIT COMMITTEE REPORT

Audit Committee Report

The Audit Committee (Committee) operates under a charter that specifies the scope of the Committee’s responsibilities and how it carries out those responsibilities. You can view the charter on the Company’s website at www.capellaeducation.com, by clicking on “About,” and then “Governance.” The charter is listed under “Committees” and the “Audit Committee” header. The Audit Committee reviews and assesses the adequacy of its charter at least annually and, when appropriate, recommends changes to the Board to reflect the evolving role of the Audit Committee.

The Audit Committee is composed of non-management directors who all meet the independence requirements of the standards adopted by the Board, which incorporates the independence requirements under applicable laws, rules and regulations. The Board has designated Mr. Tukua (Chair), Mr. Ferguson and Mr. Taylor as “Audit Committee financial experts” as defined under the rules of the federal securities laws.

Primary Responsibilities

The Audit Committee:

∎	Represents and assists the Board in fulfilling its oversight responsibility relating to the integrity of the company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function and the annual independent audit of the company’s financial statements, including internal control over financial reporting, risk management and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.

Management:

∎	Responsible for the company’s financial statements and financial reporting process, the systems of internal accounting and financial controls, the internal audit function and the annual independent audit of the company’s financial statements, including internal control over financial reporting, risk management and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.

Ernst & Young, the company’s independent registered public accounting firm (independent auditors):

∎	Responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting.

The Audit Committee’s responsibility is to monitor and oversee these processes. The members of the Committee are not professionally engaged in the practice of accounting or auditing. The Committee relies, without independent verification, on the information provided to us and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Committee also relies on the opinions of the independent auditors on the consolidated financial statements and the effectiveness of internal control over financial reporting.

2016 Actions

In 2016, the Audit Committee held eight meetings. Meeting agendas are established by the Audit Committee’s Chair and the company’s Chief Financial Officer and Internal Audit Director. During 2016, among other things, the Audit Committee took the following actions:

∎	Meeting with each of the internal and independent auditors with and without management to discuss the results of their audits and their observations and recommendations regarding the company’s internal control over financial reporting.

∎	Meeting with the Chief Executive Officer, Chief Financial Officer and senior members of the company’s financial management team at each regularly scheduled meeting.

∎	Discussing with the company’s independent auditors all communications required by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 16, Communications with Audit Committees.

∎	Receiving the written disclosures required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence.

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AUDIT COMMITTEE REPORT

∎	Discussing with the independent auditors any relationships that may have an impact on their objectivity and independence.

∎	Reviewing and discussing with management and the independent auditors the company’s earnings releases and quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC.

∎	Reviewing the company’s internal audit plan and the performance of the company’s internal audit function.

∎	Meeting with the company’s general counsel to discuss matters regarding the company’s internal compliance committee and regularly receiving status reports regarding compliance, legal and regulatory matters.

∎	Reviewing with management significant enterprise risks and exposures identified by management and the overall adequacy of the company’s processes to manage these risks and exposures.

∎	Discussing with management, including representatives from the company’s information technology and information security functions, risks and mitigation activities concerning cyber security and protection of personally identifiable information.

The Committee has reviewed and approved the amount of fees paid to the independent auditors for audit, audit-related, tax and other services and has concluded that the provision of these services does not impair the auditor’s independence.

Oversight of Independent Auditors

As reflected in the Audit Committee’s charter, the Committee has sole authority to appoint, retain, compensate, evaluate, oversee and terminate the company’s independent registered public accounting firm. Ernst & Young has served as the independent registered public accounting firm of the company since 1999. Annually, the Committee has engaged in a review of Ernst & Young in connection with the Committee’s consideration of whether to recommend that shareholders ratify the selection of Ernst & Young as the company’s independent auditor for the following year. In that review, the Committee considers the continued independence of Ernst & Young, the audit quality and performance, the impact of changing auditors and whether retaining Ernst & Young is in the best interests of the company and its shareholders. In the course of these reviews, the Committee considers, among other things:

∎	Guidance in the “Audit Committee Annual Evaluation of the External Auditor” prepared by the National Association of Corporate Directors, Center for Audit Quality, and other organizations.

∎	Surveys completed by individuals having substantial contact with Ernst & Young throughout the year.

∎	Discussions with Ernst & Young regarding their overall performance, using the survey results and other observations.

∎	Review of Ernst & Young’s analysis of its independence in accordance with PCAOB Rule 3526 with the Committee.

∎	Length of time Ernst & Young has been the company’s independent auditor.

∎	Breadth and complexity of the company’s business and the resulting demands placed on its auditing firm in terms of expertise in the company’s business and the quality of staff.

The Committee recognized the ability of Ernst & Young to provide the necessary expertise to audit the company’s financial statements and other factors, including policies that Ernst & Young follows with respect to rotation of key audit personnel, so that there is a new lead audit partner at least every five years. The process for selection of the company’s lead audit partner pursuant to this rotation policy involves meetings between the Committee members and the candidate for this role as well as discussions with management. Based on the results of its review this year, the Committee concluded that Ernst & Young is independent and that it is in the best interests of the company and its shareholders to appoint Ernst & Young to serve as the company’s independent registered public accounting firm for 2017.

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AUDIT COMMITTEE REPORT

2016 Audited Financial Statements

Based on the above-mentioned review and discussions, and subject to the limitations on our role and responsibilities described above and in the Committee charter, the Committee recommended to the Board that the company’s audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

AUDIT COMMITTEE:

Darrell R. Tukua, Chair H. James Dallas Matthew W. Ferguson Michael A. Linton Jeffrey W. Taylor

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PROPOSAL NO. 3

Proposal No. 3—Advisory Vote to Approve Executive Compensation (Say on Pay)

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our Named Executive Officers, who are critical to our success. Under these programs, our Named Executive Officers are rewarded for the achievement of specific annual and long-term financial and strategic goals, and the realization of increased shareholder value. Please read the “Compensation Discussion and Analysis” beginning on page 24 for additional details about our executive compensation programs, including information about the fiscal year 2016 compensation of our Named Executive Officers.

We are asking our shareholders to indicate their support for our Named Executive Officer compensation as described in this proxy statement. This proposal, commonly known as a “Say on Pay” proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. We conduct Say on Pay votes on an annual basis, consistent with an advisory vote by our shareholders in 2011; shareholders are being asked again this year to indicate how frequently we should seek an advisory vote on the compensation of our Named Executive Officers (see Proposal No. 4).

Our Board of Directors, upon recommendation of our Compensation Committee, recommends that you vote “FOR” the following resolution:

“RESOLVED, that the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, compensation tables and related narrative disclosure, is hereby approved.”

The Say on Pay vote is advisory, and therefore not binding on our company, our Compensation Committee, or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, we will seek to understand our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are appropriate to address those concerns.

Our Board of Directors, upon recommendation of our Compensation Committee, recommends shareholders vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement.

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PROPOSAL NO. 4

Proposal No. 4 – Advisory Vote to Approve Frequency of Say on Pay Vote by Shareholders (Say When on Pay)

Our shareholders are entitled to indicate how frequently we should seek an advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal No. 3 included on page 22 of this proxy statement. By voting on this Proposal No. 4, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After careful consideration of this proposal, our Board of Directors, upon recommendation of our Compensation Committee, has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for our company, and therefore our Board of Directors recommends that you vote for “One Year” as the interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies, and practices as disclosed in the proxy statement every year.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, or three years or you may abstain from voting.

The Say When on Pay vote is advisory, and therefore not binding on our company, our Compensation Committee or our Board of Directors. The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders on an advisory basis. Based on the voting results, our Board of Directors will determine the frequency of Say on Pay votes for the next six years.

Our Board of Directors, upon recommendation of our Compensation Committee, recommends shareholders vote FOR the option of once every year as the frequency with which shareholders are provided an advisory vote on executive compensation.

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EXECUTIVE COMPENSATION

Executive Compensation

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (CD&A) focuses on how our Named Executive Officers (NEOs) were compensated for 2016 and how their compensation aligns with our shareholder interests, our business objectives, regulatory guidelines, learner interests, and our outcomes-driven culture. For 2016, our NEOs were:

∎	J. Kevin Gilligan, Chairman and Chief Executive Officer (CEO)
∎	Steven L. Polacek, Senior Vice President and Chief Financial Officer (CFO)
∎	Renee L. Jackson, Senior Vice President and General Counsel
∎	Peter M. Ramstad, Senior Vice President and Chief Human Resources Officer
∎	Andrew E. Watt, Senior Vice President of Post-Secondary Education

Mr. Watt was promoted to Senior Vice President of Post-Secondary Education on November 9, 2016 and Ms. Jackson was promoted to Senior Vice President on February 9, 2017.

Executive Summary

Fiscal Year 2016 Company Performance

Our performance in 2016 produced solid operating results and outstanding returns for our shareholders. We delivered our third consecutive year of total enrollment and revenue growth, and the fifth consecutive year of early cohort persistence improvements. We also made significant investments in our job-ready skills segment, as we believe that as the offerings in this segment scale, it will drive future growth for Capella Education Company. As an online post-secondary education services provider, we are operating in a very competitive market environment, and our performance demonstrates that we continue to be able to differentiate our value proposition from those of our peers and competitors and deliver results. Our success is based on our reputation as a leader in quality online higher education, a culture focused on doing what is right for our learners, and our ability to execute and innovate. We believe that the success of our learners and the long-term return to our shareholders are directly linked, as we pursue our goal of sustainable long-term growth through differentiation via innovation.

While we did not achieve our objective for annual new enrollment growth, we significantly exceeded in other areas, particularly as it relates to learner success. As a result, we achieved total enrollment growth and exceeded our revenue and operating income goals. In addition, we improved on all three of our quality measures, and exceeded our improvement goal in two of the three quality measures. The cumulative impact of these strong results generated a payout at 144.0% of target for participants in our annual incentive plan in a year where the Total Shareholder Return (TSR) was 95.0%, consisting of both share price appreciation and dividends.

We fell short of our three-year targets for revenues and operating income for the period 2014-2016, but significantly outperformed our educational peers with TSR over the period of 42.8%. Our long-term performance cash payout for the three-year period 2014-2016 was 83.6% of the targeted award amounts. During this same three-year performance period, our TSR was second highest among the ten companies identified as our educational peers at the beginning of the period.

Fiscal Year 2016 Compensation Actions

Our overall compensation approach for 2016 largely remained unchanged, with our NEOs receiving base salary, annual and long-term incentive compensation, and modest benefits. Each of our NEOs received base salary merit increases of 2.0% for 2016, consistent with our broader employee increases and market trends, except for Ms. Jackson who received an increase of 8.3% to reflect her performance and her compensation relative to the market for her role. In addition, Mr. Watt received an additional 18.3% increase in November when he was promoted to his new role and became an executive officer. There were no changes in the annual incentive target percentage for any of the NEOs from the targets established in 2015, as they were considered to be within appropriate market ranges. At the time of his promotion in November 2016, the Compensation Committee increased Mr. Watt’s annual incentive target percentage for future awards, which will impact his annual incentive award beginning in 2017.

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As in previous years, the long-term incentive (LTI) awards were split into three equal amounts among stock options that vest pro-rata over four years, restricted stock units that cliff-vest after three years, and long-term performance cash awards that are earned over three-year overlapping performance cycles. Our long-term performance cash awards for 2013-2015 and later have focused equally on top-line revenue and bottom-line operating income tied to our long-range strategic plans, subject to a modifier that is determined based on how well we perform relative to our peers. We chose these measures because they correlate strongly with long-term shareholder value creation.

NEOs received long-term incentive grants that were in the range of 65 to 275% of their base salary as of the beginning of the year. As a result of both market adjustments and performance considerations, the amounts awarded ranged from a 16.7% decrease to a 6.2% increase from the previous year for the four NEOs who were employed for the full years of 2015 and 2016 (excludes Mr. Ramstad). Separately, Mr. Watt received a special RSU grant in late 2015 to recognize performance and future potential, but did not receive a similar grant in 2016.

Based on our operating results versus our annual operating plan, as well as our performance versus our non-financial learner satisfaction and learner success goals, annual bonus payouts for 2016 were 144.0% of target award opportunities for our NEOs. We achieved results that were above the target in both of our financial metrics, but below the maximum level, resulting in an average payout of 140.9% on the financial goals, which account for 80% of our annual incentive. We achieved the maximum level of performance in two of our three quality measures and the threshold level of performance in the third, for a weighted average payout of 156.25% on our quality metrics, which account for 20% of our annual incentive. All five of our metrics showed improvement over the previous year.

In addition, we closed our three-year long-term performance cash period 2014-2016. Based on our operating results versus our long-range strategic plan, long-term performance cash payouts for the 2014-2016 performance period were 83.6% of target award opportunities for our NEOs. There were two equally weighted measures (cumulative revenues and cumulative operating income, both over three years), and we achieved less than the targeted results for revenues and operating income for the performance period, but above the threshold level. The average performance of the two metrics was 69.8%.

However, we performed in the top quartile for growth in revenue and operating income when compared to the ten education services peers at the beginning of the performance period, which increased payouts by 20% to 83.6%. Capella grew both revenues and operating income during the period, while only one other company did the same within our 2014 education services peer group.

Results of 2016 Advisory Vote to Approve Executive Compensation

Throughout Capella’s history as a publicly traded company, the executive leadership team has made significant efforts to connect with investors and shareholders through quarterly outreach programs, including the attendance at investor conferences, non-deal roadshows, periodic investor/analyst days, and hosting investors at our corporate offices. Our goal is to discuss Capella’s results, challenges, and opportunities and to listen to the feedback from current and potential shareholders.

Shareholder support for our Say on Pay proposal at the May 2016 annual meeting of shareholders was 85.1%. This high level of support for our 2015 compensation program was an important factor in the Compensation Committee’s decision to not make any significant changes in the design or operation of our compensation program for 2016.

Highlights and Policies of Our Executive Compensation Program

Below we highlight certain executive compensation practices and policies we employ to align executive compensation with shareholder interests. Also listed are certain compensation practices we do not employ because we believe they would not serve our shareholders’ long-term interests.

What We Do

∎	Pay for Performance. We align our annual incentive plan and long-term performance cash plan with objective performance metrics, including revenue and operating income (both measured on an annual basis as well as cumulatively over three years), and learner satisfaction and learner persistence (both measured annually). In addition, the long-term performance cash plan has a modifier, which has been based on TSR as compared to a reference peer group for awards granted in the last two years, and two-thirds of the LTI awards are equity based (RSUs and options). As a result, a significant portion of our NEOs’ potential compensation is not guaranteed, but it is linked to achievement of financial metrics and shareholder return.

∎

Stock Ownership Guidelines. We have robust stock ownership guidelines for our NEOs. Prior to satisfying the guidelines, the only permitted disposition is sale/forfeiture to cover income tax liabilities associated with option exercises, the lapsing of restrictions on restricted stock awards, or the vesting of shares underlying

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restricted stock units. Compliance is measured at the time of any proposed sale transactions using recent trading prices to determine fair market value. The retention guidelines for our current NEOs are as follows:

Position	Must Hold Company Common Stock Valued at:

Chief Executive Officer	Four times annual salary
Senior Vice Presidents	Two times annual salary
Vice President	One times annual salary

∎	Independent Compensation Consultant. The Committee annually evaluates the independent compensation consultant in order to ensure the consultant’s continuing independence in accordance with the listing standards of NASDAQ.

∎	Clawback Policy/Compensation Recoupment. Our clawback policy allows us to recoup from our NEOs incentive-based bonus and equity compensation gains resulting from certain misconduct that causes a financial restatement.

∎	Compensation Risk Assessment. A risk assessment of our compensation programs is performed on an annual basis, and the results of this assessment are reviewed with our Compensation Committee. This assessment confirms that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on our company.

∎	Incentive Compensation Regulations. We structure our executive compensation programs to comply with United States Department of Education regulations regarding incentive compensation.

∎	Equity Awards Practice. Except as noted below, our equity awards practice is that grants may only be made when our insider trading window is open. This practice helps ensure that equity awards are made at a time when any material information that may affect our stock price has been provided to the market and, therefore, the exercise price or value of the award reflects the fair value of our stock based on all relevant information. In the case of new-hire grants, our Compensation Committee may approve awards with grant dates based on a specified future date of hire or an effective date when our trading window is open.

∎	Annual Shareholder “Say on Pay.” We value our shareholders’ input on our executive compensation programs. Our Board of Directors seeks an annual, non-binding advisory vote from shareholders to approve the executive compensation disclosed in our CD&A, tabular disclosures, and related narrative in our proxy statements.

What We Don’t Do

∎	Offer Excessive Perquisites. We do not offer any significant perquisites to our NEOs that are not common in the marketplace.

∎	Permit Hedging of Our Stock. Our insider trading policy prohibits our directors and executives from engaging in hedging transactions.

∎	Permit Pledging of Our Stock. Our insider trading policy prohibits our directors and executives from engaging in margin loans or otherwise pledging their shares.

∎	Guarantee Bonuses or Equity Grants. Our NEOs do not have commitments to receive equity-based awards, except make-whole awards contemplated as part of an offer of employment that replace awards forfeited from a previous employer.

∎	Reprice or Replace Underwater Stock Options Without Prior Shareholder Approval. Our equity incentive plan does not permit repricing or exchange of underwater stock options without shareholder approval.

∎	Offer Income Tax Gross-ups. We do not provide income tax gross-ups to our NEOs.

∎	Offer Single Trigger Change-in-Control Provisions. The change-in-control provisions under our severance programs and equity awards are double trigger.

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Philosophy and Goals of Our Executive Compensation Program

We believe that compensation programs should be a tool to increase shareholder value by linking corporate strategy and business objectives. Five key business objectives and their corresponding compensation element(s) are as follows:

I.	Attract, retain, and motivate talent (tied to salary and annual adjustments);

II.	Pay for performance (tied to annual and long-term incentive plans);

III.	Align interests of business leaders with those of shareholders (tied to long-term incentive plans);

IV.	Align compensation with strategy (tied to annual and long-term incentive plans); and

V.	Discourage inappropriate risk taking (tied to all plans).

We believe these objectives allow us to best align with shareholder interests and ensure that a significant portion of our executives’ pay is based on performance objectives. Our compensation plans are undergirded by our commitment to our learners and our commitment to leading the organization with high integrity in a way that reflects our corporate values.

In general, we target base salary, annual incentives, and long-term incentives to be within an appropriate range around the market median which is determined by our independent consultant looking at how other NEOs are compensated within our peer group. In 2015, we refined this range around median to be +/- 10% for base salary, +/-15% for annual bonus, and +/-20% for long-term incentives and total direct compensation. We consider where the compensation falls within the distribution of peer group companies, by considering the percentile rank for the total compensation of the NEO.

The Committee may also deviate from the targeted ranges based on consideration of other factors, including but not limited to an executive officer’s experience and expertise, performance evaluations, and range and scope of responsibilities. Finally, the positions used to benchmark targeted ranges, particularly positions other than CEO and CFO, may not directly correlate to the positions and responsibilities of our NEOs, and therefore compensation levels may be adjusted to reflect such position-specific considerations.

Using the guidelines above, Mr. Gilligan and Mr. Polacek were within the targeted range. Ms. Jackson, Mr. Ramstad, and Mr. Watt were below the targeted range based on adjustments the Committee considered in comparing their positions to the reported positions in the benchmarking data.

We believe all elements of compensation should be consistent with relevant industry norms and comply with all applicable rules and regulations, including United States Department of Education incentive compensation regulations.

Total Direct Compensation Elements

Element	Purpose	Key Features
Base Salary	• To attract and retain executives with a competitive level of regular income	• Calibrated to range around median of peer group (+/- 10%) • Based on size, scope, and complexity of the individual’s role • Reflects past and current performance, experience, knowledge, and skills
Annual Incentive Plan

•  To encourage and reward contributions to our annual financial and non-financial objectives through performance-based compensation subject to challenging, objective, and transparent performance metrics

•  Calibrated to range around median of peer group (+/- 15%)

•  Target award opportunities are set as percentage of the NEO’s base salary, ranging from 40 to 115% for 2016

•  Actual award payouts can range from 0 to 200% of individual target depending on performance

•  Performance metrics are based on annual revenue, operating income goals, and non-financial learner satisfaction and learner success goals

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Long-Term Incentive Award	• To encourage and reward building long-term shareholder value through successful strategy execution • To retain key executives

•  Calibrated to range around median of peer group

•  Target award opportunities are set as percentage of the NEO’s base salary, ranging from 65 to 267%, and in 2016 the annual awards were 100 to 120% of the targeted amount

•  Equally weighted mix of stock options (four-year pro-rata vesting), restricted stock units (three-year cliff vesting) and long-term performance cash (three-year overlapping performance cycles)

•  Performance metrics based on three-year cumulative revenue and operating income goals, as well as three-year performance relative to peers

•  Actual award payouts on the long-term performance cash award can range from 0 to 240% of individual awards depending on performance

Other Compensation	• To provide market competitive welfare and retirement benefits, as well as a limited number of perquisites

•  NEOs participate in most of the same benefit plans made available to all U.S.-based salaried employees, including medical, disability, life insurance, and 401(k) plan; in addition, NEOs receive premiums for supplemental life insurance benefits and while NEOs participate in the same medical insurance plans as all Capella employees, the employee portion of the premiums is paid by Capella for some NEOs. (The Committee terminated this benefit as of December, 2016.)

Role of Independent Compensation Consultant and Management

Commencing in 2015 and again in 2016, the Company engaged Frederic W. Cook & Co. as its independent compensation consultant. Frederic W. Cook & Co. had no other compensation consulting engagements with management during 2016. They were hired by and reported to the Compensation Committee, and worked collaboratively with management at the direction of the Committee.

Our independent compensation consultant is engaged to:

∎	Compile and assess market competitiveness for the compensation of our executives, consistent with our compensation philosophy;
∎	Provide counsel on Compensation Committee best practices, compensation risk management, market changes, and responses to regulatory changes;
∎	Review and provide input on companies included in our peer group used for benchmarking purposes; and
∎	Provide input on the design of the annual and long-term incentive compensation programs.

All work performed by the independent compensation consultant at the request of management is authorized by the Compensation Committee prior to commencement.

The Compensation Committee has assessed the independence of Frederic W. Cook & Co. pursuant to Securities and Exchange Commission (SEC) and NASDAQ rules and concluded that Frederic W. Cook & Co.’s work for the Compensation Committee does not raise any conflict of interest.

With respect to CEO compensation, our independent compensation consultant provides a recommendation to our Compensation Committee. For other NEOs, our independent compensation consultant provides benchmarking and market information and our CEO makes recommendations to the Compensation Committee about their compensation. As noted previously, the independent compensation consultant did not provide any information or input regarding Mr. Watt’s compensation until his November, 2016 promotion. At that point, management considered market information previously provided to the Committee by the consultant and the consultant was engaged in reviewing the recommendation Mr. Gilligan made to the Compensation Committee.

Compensation Determination – Peer Group

The Compensation Committee, with the assistance of management and the independent compensation consultant, benchmarks our performance and compensation against the for-profit education sector, along with the general market for executive-level talent. Our peer group review process is conducted annually, which includes reviewing and affirming criteria (i.e. industry, size, etc.), reviewing current peer group companies to determine if any should be considered for removal or addition, and analyzing the impact of such changes.

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The peer group used to set 2016 compensation for our NEOs is identified below. The Compensation Committee’s objectives in evaluating the peer group each year includes:

∎	Capella’s relative rank on measures of size, profitability, market capitalization and other metrics; and
∎	A desire to have a large percentage of education services companies in the comparison group.

In selecting peers outside of the education sector, we identified high-performing companies with an emphasis on the following characteristics: similar in terms of sourcing talent, customer acquisition, and retention; online marketing; and technology-enabled service business models. We use a peer group broader than just education service companies, because most of our NEOs have significant experience outside of the education services industry and we need to offer competitive salary and benefits relative to a broader market in which we compete for executive talent. The subset of education service companies is useful to compare with relevant industry competitors for the purpose of performing internal benchmarking of performance metrics, outcomes, compensation policies, and practices in a regulated environment, and is used in our long-term performance cash plan metrics.

Education Services Companies

American Public Education	Apollo Education	Bridgepoint Education
Career Education	DeVry	Graham Holdings
Grand Canyon Education	ITT Educational Services	K12
Learning Tree	Lincoln Educational	National American
Strayer Education	Universal Technical

General Industry Companies
Advisory Board Kforce	Corporate Executive Board Korn Ferry International	Huron Consulting Monster Worldwide

With the peer group as updated in 2015 (as shown above), the independent compensation consultant computed a composite percentile rank of various measures of company size and found that Capella Education Company was at the 53rd percentile. The consultant’s analysis is summarized below:

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	Latest 4 Quarters ($Mil.)			Latest Quarter ($Mil.)			FYE	2/28/15	Composite
	Net	Operating	EBIT	Total	Total	Invested	Total	Market	Percentile
Company Name	Revenue	Inc. (EBIT)	Margin	Assets	Equity	Capital	Employees	Capital.	Rank*
Graham Holdings	$3,535	$363	10%	$5,752	$3,141	$3,540	14,000	$5,714	92%
Apollo Group	$2,895	$327	11%	$2,422	$1,192	$1,297	39,000	$2,996	88%
DeVry	$1,928	$226	12%	$1,968	$1,556	$1,564	12,517	$2,333	86%
Grand Canyon Education	$691	$181	26%	$756	$476	$557	3,600	$2,144	74%
Korn Ferry International	$1,037	$115	11%	$1,208	$787	$787	3,396	$1,541	73%
Huron Consulting	$889	$126	14%	$1,156	$601	$928	2,870	$1,526	70%
Corporate Executive Board	$915	$144	16%	$1,357	$86	$576	4,300	$2,631	66%
K12	$935	$50	5%	$715	$514	$548	4,200	$650	56%
Kforce	$1,217	$52	4%	$364	$139	$233	2,600	$739	54%
Capella Education	$422	$67	16%	$254	$195	$195	2,944	$794	53%
Strayer Education	$446	$82	18%	$308	$93	$205	3,155	$664	52%
Advisory Board	$574	$36	6%	$1,126	$321	$321	2,800	$2,282	50%
American Public Education	$342	$62	18%	$293	$225	$225	3,492	$559	48%
Monster Worldwide	$770	$17	2%	$1,217	$420	$677	4,000	$610	43%
Bridgepoint Education	$654	$15	2%	$568	$369	$369	8,020	$459	37%
ITT Educational Services	$1,003	$12	1%	$776	$120	$179	9,500	$174	32%
Career Education	$741	$(58)	-8%	$574	$282	$282	8,127	$361	24%
Universal Technical	$377	$9	2%	$286	$135	$167	2,100	$244	24%
National American	$124	$12	9%	$90	$53	$65	1,562	$82	19%
Lincoln Educational	$330	$(14)	-4%	$195	$83	$118	3,085	$70	8%
Learning Tree	$113	$(7)	-6%	$60	$14	$14	381	$24	3%
75th Percentile	$1,011	$130	12%	$1,210	$535	$704	8,047	$2,179
Mean	$976	$87	8%	$1,060	$530	$633	6,635	$1,290
Median	$756	$51	8%	$735	$301	$345	3,546	$657
25th Percentile	$429	$12	2%	$304	$113	$199	2,852	$332
Capella Education Rank	24%	59%	84%	14%	40%	24%	28%	58%

* Composite percentile rank excludes total assets, invested capital, and total employees

-- Companies are ranked in descending order based on overall average percentile rank

-- All financial and market data are taken from Standard & Poor’s Compustat Service based on the most recent publically disclosed information as of March 1, 2015

-- Total employees is based on the most recent annual filing as of March 1, 2015

As is our annual practice, in late 2015 we benchmarked our compensation against our peer group, evaluating base salary; total cash compensation, which is comprised of base salary, and target annual incentive compensation; and total direct compensation, which is comprised of total cash compensation plus the value of long-term incentive compensation. In making decisions on the compensation for executive officers, the Compensation Committee considered the executive’s experience, performance and potential and competitive benchmarking to align pay and performance. The Compensation Committee reviewed the resulting executives’ total compensation relative to the benchmark data and considered the pay of each executive appropriate.

As we looked to make 2017 compensation decisions, we conducted our annual review of the peer group. After consideration and input from the independent compensation consultant we eliminated Learning Tree (as it had been delisted) and National American (as it had become too small and regional to be a reasonable peer company). These two companies were replaced with Cambium Learning Group, 2U, and Houghton Mifflin Harcourt. This revised peer group was used to perform the benchmarking in 2016 used for the 2017 compensation decisions. The educational subset of this revised peer group was also the basis of the modifier implemented for the 2016-2018 long-term performance cash plan.

2016 Executive Compensation Decisions

The compensation philosophy outlined above served as the primary guiding principle for compensation decisions regarding Mr. Gilligan and the other NEOs. Generally, the Compensation Committee’s compensation actions for 2016 reflected a pay-for-performance philosophy that focused on the achievement of management’s financial, learner satisfaction and learner success objectives, and total shareholder return.

Base Salary. The Compensation Committee annually reviews salaries for our executive officers against performance and market survey data, and uses a range around market median as a benchmark for each position. In 2016, our NEOs at the time (excluding Mr. Watt) were benchmarked at median against NEOs in similar roles within our peer group by our independent compensation consultant. The Compensation Committee reviewed and approved Mr. Watt’s revised compensation when he was promoted into his new role and became an executive officer in November, 2016, using market data provided by the independent compensation consultant as one of the inputs.

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The NEOs’ base salary merit increases were 2.0%, which was determined to be consistent with general market trends, based on information provided by the independent consultant, and was also consistent with the overall employee population of Capella for this period, except for Ms. Jackson where an increase of 8.3% was made to reflect her performance, her additional experience at Capella, and the market for her position.

NEO Base Salaries and Merit Increases for 2016
Name	Base Salary for 2015	Merit Increase in 2016*	Base Salary for 2016
J. Kevin Gilligan	$772,500	2.0%	$787,950
Steven L. Polacek	$444,800	2.0%	$453,700
Renee L. Jackson	$300,000	8.3%	$325,000
Peter M. Ramstad	$360,000	2.0%	$367,200
Andrew E. Watt**	$290,000	2.0%	$295,800
*All NEOs, salary change was effective March 21, 2016. ** 18.3% increase at time of promotion on 11/9/16 to $350,000.

Annual Incentive Plan. The Management Incentive Plan (MIP) is our annual cash incentive plan based on targets that reward strong overall performance and is designed and administered to comply with all Department of Education regulatory requirements. The level of participation for each executive officer in the annual incentive plan is based upon the degree to which his or her position impacts overall financial performance of the company, and also by benchmarking target incentive compensation levels to comparable positions in our peer companies, and specific roles within our peer companies when that information is available. For our NEOs, the target MIP award for 2016 was in the range of 40 to 115% of their base salary.

Financial metrics accounted for 80% of the targeted annual incentive, split evenly between revenue and operating income. This weighting is based on our belief that both revenue growth and operating income growth are equally critical goals at this stage of our development and to our shareholders. The remaining 20% of the targeted incentive opportunity was divided between two measures of learner satisfaction (5% each) and a measure of learner success (10%). The two measures for learner satisfaction are Priorities Survey for Online Learners (PSOL) and End of Course Evaluations (EOCEs). Learner success is measured based upon improvement in new learner cohort persistence over a period of time.

In making its annual determination of minimum, target, and maximum payout levels under the annual incentive plan, the Compensation Committee may consider any specific and unusual circumstances facing us during that year. While there were no changes in the annual incentive percentages for any of the Named Executive Officers, the Committee did determine that with the promotion of Mr. Watt his target percentage would increase from 40 to 50% of his base salary for 2017.

At the beginning of 2016, the Compensation Committee approved the payout matrix that detailed payout opportunities based on our company’s achievement of plan objectives for 2016. As part of that analysis, the Compensation Committee determined in February 2016 that performance against the financial targets under the MIP would require higher levels of financial performance than the annual operating plan in order to achieve 100% payout. As a result, performance against the annual operating plan financial targets in 2016 would have paid at only 90% of the MIP financial target for the year. There was also a decision that each of the learner satisfaction instruments would be considered independently, where in previous years both measures required improvement over prior year baseline in order to achieve any payout on the learner satisfaction portion of the plan. However, since both measures did improve in 2016, this change did not have an impact on the final payout. The learner success measure also required improvement over the prior year baseline in order to achieve any level of payout, which was achieved.

Based on the combined results achieved for each of these plan components, our NEOs earned 144.0% of the targeted incentive opportunity in 2016. A summary of the measures, weights and results achieved is shown in the chart below:

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*Financial goals and results were determined according to GAAP on a consistent basis with our external reporting, but excluded the impact of the acquisitions that occurred during the year, because they were not quantifiable at the time that the targets for 2016 were established.

Long-Term Incentive Plan Awards. In order to drive long-term shareholder value and retain executives, the long-term incentive grants are typically made once annually to eligible executives, in the form of stock options, restricted stock units (RSUs) and long-term performance cash (LTPC). The long-term incentive awards elements for awards granted in 2016 to our NEOs are outlined below:

LONG-TERM INCENTIVE AWARDS FOR NEOs
Element	Stock Options	RSUs	LTPC
Weight	1/3 of LTI grant	1/3 of LTI grant	1/3 of LTI grant
Vesting Schedule	Four-year ratable	Three-year cliff	Three-year one-time payout
When Granted	Generally annually	Generally annually	Generally annually
Delivery Format	Equity	Equity	Cash
Type of Performance	Long-term and variable	Long-term and variable	Long-term and variable
Payout Determination	Depends on stock price on exercise date	Depends on stock price on vest date	Financial performance and comparison with peers

Target long-term incentive grant levels are established for each executive based on the benchmarked market for the position and the experience of the incumbent in the role. These targeted amounts are expressed as a percentage of the executive’s base pay and reviewed annually. Actual grant levels each year are then determined considering the

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specific performance and other factors unique to the period. These adjustment factors ranged from 0 to 20% in 2016, and the overall range of awards granted was 65 to 275% of the NEO’s base salary as of the beginning of 2016. In 2016, there were increases in the target LTI percentage for Mr. Gilligan to 275% to reflect the market changes and Ms. Jackson to 75% reflect her performance and additional experience with Capella. In addition, in 2016 the Compensation Committee determined that to reflect market practices and performance, the 2017 LTI target for Mr. Polacek would increase to 190% and for Ms. Jackson and Mr. Watt to 85%.

2016 Stock Option Awards

We make annual grants of stock options to our NEOs that represent one-third of their long-term incentive award. Stock options vest ratably over four years, have a 10-year exercise term, and are subject to continued employment (except in cases such as death, disability and retirement).

2016 Restricted Stock Unit Awards

We make annual grants of RSUs to our NEOs that represent one-third of their long-term incentive award. RSUs cliff-vest after three years, subject to continued employment (except in cases such as death, disability and retirement).

2014-2016 Long-Term Performance Cash Awards

A significant feature of our Long-Term Incentive Plan is the three-year Long-Term Performance Cash (LTPC) plan. This plan includes both performance-based metrics and a modifier based on our performance compared to the performance of a defined peer group and is cash-denominated and cash-settled to conserve our authorized share reserve. We make annual grants of LTPC awards to our NEOs that represent one-third of their annual long-term incentive award.

Our plan provides participants an opportunity to earn from 0 to 240% of the targeted incentive, depending on the degree to which the company achieved its multi-year performance objectives for cumulative revenue and operating income over the period. Following the end of the three-year performance period, the Compensation Committee may apply a performance modifier calculated by comparing our performance versus the education industry peers for the peer group used at the time the award was granted, and adjusting the portion of the payout attributable to these measures negatively and positively by up to 20% based on our relative achievement on these measures.

The two performance measures and goals applicable to the 2014-2016 performance period and actual long-term performance cash results are summarized in the chart below. Based on the combined results achieved for each of these plan components, participants (which for 2014-2016 included Mr. Gilligan, Mr. Polacek, and Mr. Watt, but excluded Ms. Jackson and Mr. Ramstad) earned 83.6% of the targeted incentive opportunity under the 2014-2016 LTPC plan. The +20% performance modifier was applied because relative performance as determined by the growth in revenues and operating income exceeded the standard that the Committee set for the maximum performance modifier. This determination was based on Capella’s relative performance as compared to the education peer group at the beginning of the performance period, which consisted of ten educational peer companies as shown in the 2014 proxy plus Capella. Capella was in the top quartile of the combined relative rankings based on the two growth metrics over the performance period.

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* For purposes of determining performance of the Long-Term Performance Cash plan, the Compensation Committee adjusted goals to reflect the impact of the lease restructuring that occurred in 2014 and the divesture of Arden University and the change in revenue recognition, both of which occurred in 2016. In addition, in determining actual results, the impact of the acquisitions that occurred in 2016 was also excluded. The adjustments to targets and results were made to more accurately reflect performance against the goals established, as these events were not contemplated at the beginning of the performance period when the targets were determined.

Since 2013, our Long-Term Performance Cash Plan has been based on two primary metrics (revenue and operating income), with each being weighted equally. To better align the interest of management with those of our stockholders, the definition and implementation of the performance modifier has evolved as follows:

∎	Consistent with 2013-2015, the 2014-2016 LTPC plan was subject to a -10%/+20% modifier based on our revenue and operating income performance over the three-year performance period relative to our selected education peer group.

∎	For the 2015-2017 performance period, the performance modifier in the LTPC was changed to cumulative Total Shareholder Return (TSR) compared to the full peer group. In addition, the modifier was made symmetrical, so that LTPC awards will be adjusted -20%/+20% based on TSR performance against the entire (20 company) peer group.

∎	For the 2016-2018 performance period, the performance modifier remained symmetrical (-20%/+20%) but returned to the education peer group, as updated in 2016 and is being used for the 2017 compensation decisions.

Alternative Awards

As needed to attract qualified candidates, we may make a one-time cash award and or a long-term incentive grant at the time of hire. Newly promoted executives may be eligible for a long-term equity grant commensurate with their level at the next regularly scheduled annual grant. In addition, our Compensation Committee may identify a need to recognize performance and potential and strengthen retention incentives for a key executive and do so through a special grant.

As an example, in 2015, the Compensation Committee approved the grant of restricted stock units having an aggregate grant date fair value of $150,000 and three-year cliff vesting to Mr. Watt to reflect his performance and potential. Also in 2015, the Compensation Committee approved the grant of restricted stock units having an aggregate grant date fair value of $325,000 to Mr. Ramstad in connection with the commencement of his employment. One-third of these units will vest on April 1 of 2016, 2017, and 2018. Mr. Ramstad did not receive any other form of long-term incentive in 2015, and the amount of RSU units awarded was based on his targeted long-term incentive grant level (90%) applied to his base salary at time of hire. In addition, his LTI grant in 2016 and 2017 reflected the agreement to increase his award by 35% in those two years to offset equity that did not vest from his previous employer.

2013 Strategic Transformation Award to CEO

During 2013, we were in the midst of a challenging and pivotal period in our sector’s and our company’s history. The Board determined it was central to our shareholders’ interests to ensure our CEO was focused on and rewarded for leading our company through strategic change and delivering long-term shareholder value. In response, in May 2013, our Board granted a Strategic Transformation Award that is described in more detail on page 38. The award was intended to be a special one-time award opportunity and not an ongoing element of annual compensation. Consistent with the intent, no special one-time awards have been granted to our CEO subsequently. The award is subject to a “clawback” provision resulting in forfeiture of the award or repayment of the value of the vested award if Mr. Gilligan engages in conduct inconsistent with our ethical standards.

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Accounting and Tax Impact of Executive Compensation Programs

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of the next three most highly compensated executive officers, other than the CFO, who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders).

We generally structure our incentive compensation so that it will be deductible under Section 162(m); however, the Compensation Committee reserves its right to award compensation that is not deductible under Section 162(m) if it determines that it is in our shareholders’ best interest to award such compensation in order to attract and retain our executives.

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE:

Michael A. Linton, Chair

Rita D. Brogley

David W. Smith

Jeffrey W. Taylor

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Summary Compensation Table

The following table shows, for (i) our Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) our three other highest paid executive officers as of December 31, 2016, collectively referred to as our Named Executive Officers, or NEOs, information concerning compensation earned for services in all capacities during the fiscal years ended December 31, 2016, December 31, 2015 and December 31, 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
J. Kevin Gilligan	2016	787,653	-	709,688	708,126	1,821,933	14,245	4,041,645
Chief Executive Officer	2015	770,538	-	680,029	660,011	846,418	19,160	2,976,156
	2014	738,652	-	643,986	624,991	821,650	18,092	2,847,371
Steven L. Polacek Senior Vice President and Chief Financial Officer	2016	453,528	-	312,086	311,368	729,400	17,663	1,824,046
	2015	443,661	-	308,361	299,257	392,047	18,943	1,462,268
	2014	430,650	-	297,524	288,769	359,459	17,872	1,394,274
Renee L. Jackson(4)	2016	320,865	-	86,473	86,257	230,192	10,791	734,578
Senior Vice President and	2015	301,154	-	66,316	64,357	34,800	10,800	477,426
General Counsel	2014	26,538	-	49,947	-	-	8	76,493
Peter M. Ramstad(5) Senior Vice President and Chief Human Resources Officer	2016	367,062	-	168,071	167,677	263,287	19,390	985,487
	2015	272,769	150,000	325,017	-	31,520	16,861	796,167

Andrew E. Watt(6)	2016	303,610	-	63,009	62,836	215,175	10,782	655,412
Senior Vice President of
Post-Secondary Education

(1)	Valuation based on the grant date fair value of the awards granted in each fiscal year, calculated in accordance with ASC Topic 718. See Note 11 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2016 for a description of the assumptions used in each year presented.
(2)	Based on 2016 company performance, annual cash incentive awards were paid out at 144.0% of target incentive opportunity; based on 2014-2016 company performance, long-term cash incentives awards were paid out at 83.6% of target incentive opportunity. Annual cash incentive awards earned for each Named Executive Officer were as follows: Mr. Gilligan—$1,299,433; Mr. Polacek—$487,963; Ms. Jackson—$230,192; and Mr. Ramstad—$263,287; and Mr. Watt—$173,877. Long-term cash incentive awards earned for each Named Executive Officer were as follows: Mr. Gilligan—$522,500; Mr. Polacek—$241,437; and Mr. Watt—$41,298.
(3)	Represents the medical insurance premiums we paid on behalf of the Named Executive Officers to the extent such amounts exceed benefits provided to other salaried employees, as well as the value of our matching contribution to the 401(k) plan accounts of the Named Executive Officers and the premiums we paid for group term life insurance.
∎	For Mr. Gilligan, a 401(k) matching contribution to his account of $10,600, life insurance premiums paid on his behalf in the amount of $299, and medical insurance premiums paid on his behalf in the amount of $3,346.
∎	For Mr. Polacek, a 401(k) matching contribution to his account of $10,600, life insurance premiums paid on his behalf in the amount of $270, and medical insurance premiums paid on his behalf in the amount of $6,793.
∎	For Ms. Jackson, a 401(k) matching contribution to her account of $10,600 and life insurance premiums paid on her behalf in the amount of $191.
∎	For Mr. Ramstad, a 401(k) matching contribution to his account of $10,600, life insurance premiums paid on his behalf in the amount of $219, and medical insurance premiums paid on his behalf in the amount of $8,572.
∎	For Mr. Watt, a 401(k) matching contribution to his account of $10,600 and life insurance premiums paid on his behalf in the amount of $182.
(4)	Ms. Jackson joined the Company on December 1, 2014 as Vice President and General Counsel. She was promoted to Senior Vice President and General Counsel on February 9, 2017.
(5)	Mr. Ramstad joined the Company on April 1, 2015. Pursuant to the terms of Mr. Ramstad’s employment, he received a sign-on bonus of $150,000.
(6)	Mr. Watt was promoted to Senior Vice President of Post-Secondary Education on November 9, 2016.

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EXECUTIVE COMPENSATION

Grants of Plan-Based Awards in 2016

The following table sets forth certain information concerning plan-based awards granted to the Named Executive Officers during the fiscal year ended December 31, 2016.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards; Number of Shares of Stock or Units(7)	All Other Option Awards; Number of Securities Underlying Options ($)(8)	Exercise or Base Price of Option Awards ($/Sh)(9)	Grant Date Fair Value of Stock and Option Awards ($)
J. Kevin Gilligan			225,596 (1)	902,384 (2)	1,804,768 (3)
			177,031 (4)	708,125 (5)	1,699,500 (6)

	2/18/2016	2/22/2016				15,577			709,688
	2/18/2016	2/22/2016					67,786	45.46	708,126
Steven L. Polacek			84,716 (1)	338,863 (2)	677,726 (3)
			77,842 (4)	311,367 (5)	747,281 (6)
	2/17/2016	2/22/2016				6,850			312,086
	2/17/2016	2/22/2016					29,806	45.46	311,368
Renee L. Jackson			39,964 (1)	159,856 (2)	319,712 (3)
			21,563 (4)	86,250 (5)	207,000 (6)
	2/17/2016	2/22/2016				1,898			86,473
	2/17/2016	2/22/2016					8,257	45.46	86,257
Peter M. Ramstad			45,710 (1)	182,838 (2)	365,677 (3)
			41,917 (4)	167,667 (5)	402,401 (6)
	2/17/2016	2/22/2016				3,689			168,071
	2/17/2016	2/22/2016					16,051	45.46	167,677
Andrew E. Watt			30,187 (1)	120,748 (2)	241,495 (3)
			15,709 (4)	62,834 (5)	150,802 (6)
	2/22/2016	2/22/2016				1,383			63,009
	2/22/2016	2/22/2016					6,015	45.46	62,836

(1)	Reflects the cash incentive payout possible under the Management Incentive Plan for 2016, assuming the minimum performance criteria for each component is satisfied, which was 25% of target incentive opportunity.
(2)	Reflects the target cash incentive payout possible under the Management Incentive Plan for 2016 for achievement of 100% of target.
(3)	Reflects the maximum cash incentive payout possible under the Management Incentive Plan for 2016, for achievement in excess of 100% of target and up to the maximum, which was 200% of target incentive opportunity. Based on actual Management Incentive Plan achievement, a payout of 144% was earned.
(4)	Reflects the cash incentive payout possible under the Long-Term Performance Cash Plan, assuming the minimum performance criteria for each component is satisfied, which is 25%.
(5)	Reflects the target cash incentive payout possible under the Long-Term Performance Cash Plan, which is 100%.
(6)	Reflects the maximum cash incentive payout possible under the Long-Term Performance Cash Plan, which is 240%.
(7)	Reflects restricted stock units granted under our annual grant program. These vest and are settled in the form of common stock on the third anniversary of the date of grant.
(8)	Reflects stock options granted under our annual grant program. These vest and become exercisable in 25% increments on each annual anniversary of the date of grant.
(9)	Reflects fair market value on the date of grant.

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Executive Agreement Provisions

The following provisions for individual executive agreements are applicable to understanding the compensation tables.

J. Kevin Gilligan - On January 20, 2009, we entered into an employment agreement with J. Kevin Gilligan, pursuant to which Mr. Gilligan agreed to serve as our Chief Executive Officer. Pursuant to the terms of his employment agreement, Mr. Gilligan received, among other things: (1) an initial annualized base salary of $575,000, (2) an initial annual incentive compensation award targeted at 100% of his base salary, and (3) 6,000 shares of restricted stock, subject to a two-year ratable vesting period.

On May 7, 2013, we approved a Strategic Transformation Incentive Award (“Award”) for Mr. Gilligan in the form of Market Stock Units (“MSUs”) with a performance feature based on the price of our common stock at the end of a five-year period (“Performance Period”). Key terms of the Award are as follows:

Award Structure: The MSUs will vest at different levels based on the 90-day average closing price for our common stock at the end of the Performance Period, plus the per share value of any dividends paid during the Performance Period (“Ending Value”).

Minimum and Maximum Vest: If the Ending Value is at or below $32.09 (the 90-day average closing price on the date of grant), then no shares will vest. The maximum number of shares that may vest is 103,972 which would occur if our Ending Value is at or above $48.09. If the Ending Value is between $32.09 and $48.09, shares will vest based on straight line interpolation.

Termination Provisions:

Voluntary Termination, including Retirement: If Mr. Gilligan voluntarily resigns during the Performance Period, including retirement, then the MSUs will be forfeited.

Death, Disability or Involuntary Termination Not for Cause: If Mr. Gilligan dies, becomes disabled or is terminated without cause during the Performance Period, then the MSUs will vest based on an abbreviated Performance Period.

Change-in-Control: In the event of a change-in-control, if Mr. Gilligan’s employment is terminated without cause or he resigns for good reason, then the MSUs will vest in full.

Peter M. Ramstad – On January 29, 2015, we entered into an offer letter with Mr. Ramstad, pursuant to which Mr. Ramstad agreed to serve as our Senior Vice President and Chief Human Resources Officer commencing April 1, 2015. Pursuant to the terms of the offer letter, Mr. Ramstad receives, among other things: (1) an initial annualized base salary of $360,000, (2) an initial annual incentive compensation award targeted at 50% of his base salary (prorated for the portion of 2015 after his employment commenced), (3) restricted stock units having an aggregate grant date fair value of $325,000, (4) long-term incentive awards with an aggregate grant date fair value of 90% of his base salary at target, provided Mr. Ramstad will receive 135% of any long-term incentive award he otherwise would have been granted for the 2016 and 2017 grants, (5) a sign-on bonus of $150,000, which is subject to pro-rata repayment if Mr. Ramstad voluntarily leaves our company with 12 months of receiving the bonus, and (6) company-paid parking. Pursuant to his offer letter, all of Mr. Ramstad’s long-term incentive awards will be entitled to the retirement terms described in more detail below if Mr. Ramstad’s age plus years of service equal or exceed 65.

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Outstanding Equity Awards at 2016 Fiscal Year-End

The following table sets forth certain information concerning equity awards outstanding to the Named Executive Officers at December 31, 2016.

		Option Awards				Stock Awards		Equity Incentive Plan Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J. Kevin Gilligan	5/11/2010	40,350	-	89.09	5/10/2017
	2/21/2013	31,339	10,446	32.26	2/20/2023
	2/20/2014	15,957	15,956	64.99	2/19/2024
	2/19/2015	8,482	25,443	65.40	2/18/2025
	2/22/2016	-	67,786	45.46	2/21/2026
	5/7/2013							103,972	(3)	9,128,742	(3)
	2/20/2014					9,909	870,010 (2)
	2/19/2015					10,398	912,944 (2)
	2/22/2016					15,577	1,367,661 (2)
Steven L. Polacek	2/21/2013	15,390	5,130	32.26	2/20/2023
	2/20/2014	7,373	7,372	64.99	2/19/2024
	2/19/2015	3,846	11,536	65.40	2/18/2025
	2/22/2016	-	29,806	45.46	2/21/2026
	2/20/2014					4,578	401,948 (2)
	2/19/2015					4,715	413,977 (2)
	2/22/2016					6,850	601,430 (2)
Renee L. Jackson	2/19/2015	827	2,481	65.40	2/18/2025
	2/22/2016	-	8,257	45.46	2/21/2026
	2/19/2015					1,014	89,029 (2)
	2/22/2016					1,898	166,644 (2)
Peter M. Ramstad	2/22/2016	-	16,051	45.46	2/21/2026
	4/1/2015					3,300	289,740 (4)
	2/22/2016					3,689	323,894 (2)
Andrew E. Watt	5/11/2010	1,300	-	89.09	5/10/2017
	2/21/2013	-	827	32.26	2/20/2023
	2/20/2014	-	1,260	64.99	2/19/2024
	2/19/2015	-	2,877	65.40	2/18/2025
	2/22/2016	-	6,015	45.46	2/21/2026
	2/20/2014					783	68,747 (2)
	2/19/2015					1,176	103,253 (2)
	12/11/2015					3,055	268,229 (2)
	2/22/2016					1,383	121,427 (2)

(1)	Vests and becomes exercisable in 25% increments on each yearly anniversary of the date of the grant.
(2)	Vests on the third anniversary of the date of grant.
(3)	Vests on the fifth anniversary of the date of grant.
(4)	Vests in three equal increments on each yearly anniversary of the date of grant.

Option Exercises and Stock Vested in Fiscal Year 2016

The following table sets forth certain information concerning stock option exercises and vesting of stock awards for the Named Executive Officers in 2016.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
J. Kevin Gilligan	82,785	1,352,366	16,635	756,227
Steven L. Polacek	37,690	729,095	8,170	371,408
Renee L. Jackson	—	—	1,650	86,229
Peter M. Ramstad	—	—	730	63,948
Andrew E. Watt	9,823	227,658	1,315	59,780

(1)	The value realized on vesting is calculated as the closing price of the shares on the release date.

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Potential Payments Upon Termination or Change-in-Control

On September 11, 2007, we established the Capella Education Company Senior Executive Severance Plan, referred to as the Senior Executive Severance Plan, to provide severance pay and other benefits to certain eligible employees. To be eligible for the Senior Executive Severance Plan, the employee must: (1) be designated as a participant in writing by our Chief Executive Officer, (2) be in a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, (3) have completed 90 days of service with us from the most recent date of hire, (4) have their employment terminated under certain circumstances, (5) not be a participant in the Executive Severance Plan applicable to certain other employees and (6) execute a release. The release contains non-competition and non-solicitation provisions that apply for a period of 12 months post-termination of employment, and confidentiality provisions that apply indefinitely following termination of employment. As of December 31, 2016, the participants in the Senior Executive Severance Plan included our Chief Executive Officer and Chairman of the Board of Directors and all senior vice president and vice president-level employees, including all of the Named Executive Officers in the Summary Compensation Table.

Under the Senior Executive Severance Plan, as amended on December 13, 2007 and August 14, 2008, a qualifying severance event occurs if, unrelated to a change-in-control, there is an involuntary termination other than for cause. A qualifying event also occurs in the event there is a change-in-control, and there is a voluntary termination of employment for good reason or an involuntary termination other than for cause, within 24 months following the change-in-control. Participants who experience a qualifying severance event will be eligible to receive severance benefits, based on their termination event, including severance pay equal to 12 months of base salary (or 24 months, if following a change-in-control), outplacement assistance for up to 12 months and continuation coverage under certain employee benefit plans for up to 12 months (or up to 18 months, if following a change-in-control), subject to adjustments as provided below. For employee benefit plan continuation, the departed employee must pay the employee portion of applicable premiums during the applicable continuation period, just as he/she would have paid during his/her employment. In situations involving a qualifying termination within 24 months of the change-in-control event, a participant (except the Chief Executive Officer) will also receive payment of 200% of any targeted bonus for the year of termination. Severance pay is paid bi-weekly in accordance with our standard payroll practices over the number of months upon which severance pay is based. However, amounts payable during the first six months following the participant’s termination may be limited, as necessary to be an “involuntary separation pay plan” under Internal Revenue Code Section 409A.

To further comply with Internal Revenue Code Section 409A, if a participant has a qualifying severance event in his/her first calendar year of employment with the company, any amounts otherwise payable to said participant under the Senior Executive Severance Plan during the first six months following termination will be paid by March 15th of the calendar year following the calendar year in which the participant terminated employment.

We have also provided specific severance benefits to certain of our executives under such executives’ employment and plan grant agreements, which are described below. The Senior Executive Severance Plan provides that any employment agreement that specifically provides for the payment of severance benefits will remain in full force and effect and that any amounts due and payable under the Senior Executive Severance Plan will be reduced or offset by any similar amounts payable due to termination under an employment agreement.

Our Board of Directors, Chief Executive Officer or any other individual or committee to whom such authority has been delegated may amend or terminate the Senior Executive Severance Plan (the “Plan”). The Plan cannot be amended to reduce benefits or alter Plan terms, except as may be required by law, for a period of 24 months following a change-in-control, as defined in the Plan. In addition, the Plan provides that any amendment to the Plan or termination of the Plan, adopted within six months prior to a change-in-control will become null and void upon the change-in-control event. The Senior Executive Severance Plan will terminate immediately upon our filing for relief in bankruptcy or on such date as an order for relief in bankruptcy is entered against us.

For purposes of the Senior Executive Severance Plan, certain terms are defined as follows:

“Cause” means (1) employee’s commission of a crime or other act that could materially damage our reputation; (2) employee’s theft, misappropriation or embezzlement of our property; (3) employee’s falsification of records maintained by us; (4) employee’s failure substantially to comply with our written policies and procedures as they may be published or revised from time to time; (5) employee’s misconduct directed toward learners, employees or adjunct faculty; or (6) employee’s failure substantially to perform the material duties of employee’s employment, which failure is not cured within 30 days after written notice from us specifying the act of non-performance.

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“Good Reason” means (1) the demotion or reduction of the executive’s job responsibilities upon a Change-in-Control; (2) executive’s total target compensation is decreased by more than 10% in a 12 month period; or (3) a reassignment of executive’s principal place of work, without their consent, to a location more than 50 miles from their principal place of work upon a Change-in-Control. To be eligible for benefits, the executive must terminate employment for Good Reason within 24 months after the date of the qualified Change-in-Control. In addition, the executive must have provided written notice to us of the asserted Good Reason not later than 30 days after the occurrence of the event on which Good Reason is based and at least 30 days prior to executive’s proposed termination date. We may take action to cure executive’s stated Good Reason within this 30-day period. If we take action, executive will not be eligible for Plan benefits if the executive voluntarily terminates.

A “Change-in-Control” shall be deemed to occur if any of the following occur:

(1)	Any person or entity acquires or becomes a beneficial owner, directly or indirectly, of securities of Capella representing 35% or more of the combined voting power of our then outstanding voting securities, subject to certain exceptions;

(2)	A majority of the members of our Board of Directors shall not be continuing directors, for which purpose continuing directors are generally those directors who were members of our board at the time we adopted the Plan and those directors for whose election our Board of Directors solicited proxies or who were elected or appointed by our Board of Directors to fill vacancies caused by death or resignation or to fill newly-created directorships;

(3)	Approval by our shareholders of a reorganization, merger or consolidation or a statutory exchange of our outstanding voting securities unless, immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the persons who were the beneficial owners, respectively, of our voting securities and shares immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 65% of, respectively, the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors and the then outstanding shares of common stock, as the case may be, of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of our voting securities and shares, as the case may be; or

(4)	Approval by the shareholders of (x) a complete liquidation or dissolution of our company or (y) the sale or other disposition of all or substantially all of our assets (in one or a series of transactions), other than to a corporation with respect to which, immediately following such sale or other disposition, more than 65% of, respectively, the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and the then outstanding shares of common stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners, respectively, of our voting securities and shares immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of our voting securities and shares, as the case may be.

J. Kevin Gilligan Employment Agreement. Under the terms of our employment agreement with Mr. Gilligan, in the event of Mr. Gilligan’s involuntary termination of employment without Cause, as defined in the Senior Executive Severance Plan, the severance payable to Mr. Gilligan shall be not less than an amount equal to three times Mr. Gilligan’s annualized base salary in effect immediately prior to the date of termination of Mr. Gilligan’s employment.

J. Kevin Gilligan Strategic Transformation Award. Under the terms of Mr. Gilligan’s market stock award, (i) if Mr. Gilligan voluntarily resigns during the performance period, including retirement, then the MSUs will be forfeited; (ii) if Mr. Gilligan dies, becomes disabled or is terminated without cause during the term of the award, then the MSUs will vest based on an abbreviated performance period; and (iii) in the event of a change-in-control, if Mr. Gilligan’s employment is terminated without cause or he resigns for good reason, then the MSUs will vest in full.

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Annual Management Incentive/Long-Term Performance Cash Grants. Under the terms of our annual management incentive grants and long-term performance cash grants, commencing with awards issued in 2012, in the event an executive’s employment terminates due to Retirement (defined as earlier of age 65 or age 55 with seven years of service or, in the case of Mr. Ramstad, when his age plus years of service equal or exceed 65), Disability (as defined in our 2011 shareholder approved Omnibus Incentive Bonus Plan) or involuntary termination without Cause (as defined in the Senior Executive Severance Plan) during the performance period, the executive will be eligible to receive a prorated portion of the final calculated payment under the grant when payments are made to other participants following the end of the performance period.

Under the terms of our long-term performance cash grants, commencing with awards issued in 2012, in the event an executive’s employment terminates in connection with a Change-in-Control (as defined in the Senior Executive Severance Plan), then the executive will be eligible to receive a pro-rata payment, paid at achieved performance based on the truncated performance cycle following valuation at close.

For purposes of the following tables, certain terms, such as “cause,” “good reason,” and “change-in-control” are defined in the Senior Executive Severance Plan as described above, or, if the definition is more favorable to the executive, as such term is defined in any letter agreement between us and the executive, which are also described above.

In the event that an involuntary termination of the employment of a Named Executive Officer other than for cause had occurred (assuming a change-in-control had not occurred) on December 31, 2016, the following amounts would have been paid to each Named Executive Officer:

Name	Base Salary Payment Amount ($)(1)	Target or Earned Bonus Compensation Payment Amount ($)(2)	Value of Accelerated Awards ($)		Estimated Value of Outplacement Assistance ($)	Value of Insurance Premiums for Health, Dental and Life Insurance Continuation ($)(3)	Total ($)
J. Kevin Gilligan	2,363,850	2,497,975	9,128,742	(4)	25,000	14,554	14,030,120
Steven L. Polacek	453,700	1,032,689	-		25,000	19,823	1,531,212
Renee L. Jackson	325,000	301,842	-		25,000	7,574	659,416
Peter M. Ramstad	367,200	319,176	-		25,000	22,240	733,616
Andrew E. Watt	350,000	285,886	-		25,000	13,239	674,125

(1)	Equal to 12 months of base salary in effect on December 31, 2016 for all Named Executive Officers, except equal to three times annualized base salary for Mr. Gilligan.
(2)	Equal to 2014-2016 Long-Term Performance Cash awards earned at 83.6% of target, annual incentive awards earned at 144% of target, and 2015-2017 and 2016-2018 Long-Term Performance Cash awards paid pro-rata at target.
(3)	Reflects the employer share of the premiums for our insurance plans for 12 months.

For Mr. Gilligan, includes medical insurance premiums of $13,819; dental insurance premiums of $435; and life insurance premiums of $299.
For Mr. Polacek, includes medical insurance premiums of $18,714; dental insurance premiums of $838; and life insurance premiums of $271.
For Ms. Jackson, includes medical insurance premiums of $6,753; dental insurance premiums of $627; and life insurance premiums of $194.
For Mr. Ramstad, includes medical insurance premiums of $21,183; dental insurance premiums of $838; and life insurance premiums of $220.
For Mr. Watt, includes medical insurance premiums of $12,192; dental insurance premiums of $838; and life insurance premiums of $209.
(4)	Under the terms of Mr. Gilligan’s MSU Award, the MSUs vest based on an abbreviated performance period in the event of involuntary termination other than for cause.

42    CAPELLA EDUCATION COMPANY  |  2017 Proxy Statement

EXECUTIVE COMPENSATION

If, on December 31, 2016, a Named Executive Officer voluntarily terminated his or her employment within 24 months of a change-in-control for good reason, or if the employment of a Named Executive Officer was involuntarily terminated other than for cause within 24 months of a change-in-control, the following amounts would have been paid to each Named Executive Officer:

Name	Base Salary Payment Amount ($)(1)	Target or Earned Bonus Compensation Payment Amount ($)(2)	Value of Accelerated Options ($)(3)(4)	Value of Accelerated Awards ($)(5)	Estimated Value of Outplacement Assistance ($)	Value of Insurance Premiums for Health, Dental and Life Insurance Continuation ($)(6)	Total ($)
J. Kevin Gilligan	1,575,900	3,010,827	4,384,110	12,279,357	25,000	21,830	21,297,022
Steven L. Polacek	907,400	1,225,276	1,973,468	1,417,355	25,000	29,734	5,578,233
Renee L. Jackson	650,000	396,650	405,176	255,674	25,000	11,362	1,743,861
Peter M. Ramstad	734,400	423,089	679,599	613,634	25,000	33,360	2,509,082
Andrew E. Watt	700,000	392,009	393,792	561,657	25,000	19,859	2,092,317

(1)	Equal to 24 months of base salary in effect on December 31, 2016 for all Named Executive Officers. Amounts would be paid in bi-weekly installments over the term of the severance period (calculated as the number of months during which the participant is entitled to receive base salary), subject to any six-month delay in payments to comply with Section 409A.
(2)	Equal to 2014-2016 Long-Term Performance Cash awards earned at 83.6% of target; pro-rata payment of 2015-2017 and 2016-2018 Long-Term Performance Cash awards paid at target based on truncated performance cycle; and two times the target annual incentive award for fiscal 2016. Amounts would be paid in a lump sum upon termination, subject to any six-month delay in payments to comply with Section 409A.
(3)	Based on the closing price of our common stock on December 31, 2016, the last trading day of fiscal 2016, of $87.80.
(4)	Under the 2005 Stock Incentive Plan, options vest in full if a termination of employment occurs within three years of the change-in-control.
(5)	Under the 2014 Equity Incentive Plan and the 2005 Stock Incentive Plan, forfeiture provisions on restricted stock cease if a termination of employment occurs within one or two years, respectively, of the change-in-control. In addition, Mr. Gilligan’s MSUs vest in full if a termination of employment occurs following a change-in-control.
(6)	Reflects the employer share of the premiums for our insurance plans for 18 months, as follows:

For Mr. Gilligan, includes medical insurance premiums of $20,729; dental insurance premiums of $653; and life insurance premiums of $449.
For Mr. Polacek, includes medical insurance premiums of $28,071; dental insurance premiums of $1,256; and life insurance premiums of $407.
For Ms. Jackson, includes medical insurance premiums of $10,129; dental insurance premiums of $941; and life insurance premiums of $292.
For Mr. Ramstad, includes medical insurance premiums of $31,774; dental insurance premiums of $1,256; and life insurance premiums of $329.
For Mr. Watt, includes medical insurance premiums of $18,288; dental insurance premiums of $1,256; and life insurance premiums of $314.

Summary of Other Provisions—Termination of Employment

Disability Termination. Executive officers whose employment terminates due to disability have the following provisions specific to the termination event:

∎	70% of any unused paid time off balance at the time of termination will be paid out.

∎	Under the terms of our long-term disability insurance plan, assuming the executive has enrolled, the executive is entitled to receive 60% of their regular base salary, up to a maximum of $10,000 a month, for as long as they are classified as disabled by the insurance company. Such amounts will be paid by the insurance company under the terms of our insured plan.

Name	Value of Accelerated Options at 12/31 ($)(1)	Value of Accelerated Stock Awards at 12/31 ($)(2)	Value at Target of Performance Cash Paid Pro-Rata ($)(3)	Earned Bonus Compensation Payment Amount ($)(4)	Total ($)
J. Kevin Gilligan	4,384,110	12,279,357	676,042	1,299,433	18,638,941
Steven L. Polacek	1,973,468	1,417,355	303,289	487,963	4,182,075
Renee L. Jackson	405,176	255,674	71,650	230,192	962,691
Peter M. Ramstad	679,599	613,634	55,889	263,287	1,612,410
Andrew E. Watt	393,792	561,657	70,711	173,877	1,200,037

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EXECUTIVE COMPENSATION

(1)	Under the terms of our equity incentive plans, all unvested options immediately vest upon termination, and the employee has up to one year post-termination to exercise options before expiration. These are the values of the accelerated options if a termination due to disability had occurred on December 31, 2016.
(2)	Under the terms of our equity incentive plans and our restricted stock unit (RSU) grant agreements, for any awards issued prior to 2012, a pro-rata portion of the RSUs vest upon disability, calculated through the date the recipient ceases to be an employee. For any awards issued during or after 2012, the entire portion vests upon disability. These are the values of the accelerated stock awards if a termination due to disability had occurred on December 31, 2016.
(3)	Under the terms of our Long-Term Cash Plans, a pro-rata portion is earned of the final calculated payment, calculated through the number of months completed of the performance period. These are the values of the LTCP incentive award paid if a termination due to disability had occurred on December 31, 2016.
(4)	Under the terms of the Management Incentive Plan, a pro-rata portion is earned of the final calculated payment, calculated through the number of months completed of the performance period. These are the values of the MIP incentive awards paid if a termination due to disability had occurred on December 31, 2016.

Retirement. Senior executive officers (which currently include all executives at or above the vice president level, including each of the Named Executive Officers) whose employment terminates due to retirement (defined as earlier of age 65 or age 55 with seven years of service or, in the case of Mr. Ramstad, when his age plus years of service equal or exceed 65) have the following provisions specific to the termination event:

∎	70% of any unused paid time off balance at the time of termination will be paid out.

∎	Under the terms of our 2014 Equity Incentive Plan and our 2005 Stock Incentive Plan, for any awards issued during or after 2012, unvested options and RSUs will continue to vest, and for option awards the employee may exercise until the expiration date of the awards. Under the terms of our 2005 Stock Incentive Plan, for any awards issued prior to 2012, the employee has up to one year post-termination to exercise any vested options which were vested as of the termination date.

∎	Under the terms of the Management Incentive Plan and our Long-Term Performance Cash Plans, a pro-rata portion is earned of the final calculated payment, calculated based on the number of months completed of the performance periods.

∎	The executive will be eligible to take a distribution consistent with reaching normal retirement age, and the provisions specified in the 401(k) retirement savings plan, from his or her account balance.

Death. In the event that the employment of a Named Executive Officer had occurred due to death on December 31, 2016, the following amounts would have been paid to the Named Executive Officer’s estate:

Name	Value of Accelerated Options at 12/31 ($)(1)	Value of Accelerated Stock Awards at 12/31 ($)(2)	Value at Target of Performance Cash Paid Pro-Rata ($)(3)	Earned Bonus Compensation Payment Amount ($)(4)	Total ($)
J. Kevin Gilligan	4,384,110	12,279,357	676,042	1,299,433	18,638,941
Steven L. Polacek	1,973,468	1,417,355	303,289	487,963	4,182,075
Renee L. Jackson	405,176	255,674	71,650	230,192	962,691
Peter M. Ramstad	679,599	613,634	55,889	263,287	1,612,410
Andrew E. Watt	393,792	561,657	70,711	173,877	1,200,037

(1)	Upon death, all stock options issued under the 2014 Equity Incentive Plan and the 2005 Stock Incentive Plan become immediately exercisable, and remain exercisable for up to one year following the event. These are the values of the options if a termination due to death had occurred on December 31, 2016.
(2)	Under the terms of our equity incentive plans and our restricted stock unit (RSU) grant agreements, for any awards issued prior to 2012, a pro-rata portion of the RSUs vests upon death, calculated through the date of death. For any awards issued during or after 2012, the entire portion vests upon death. These are the values of awards if a termination due to death had occurred on December 31, 2016.
(3)	Under the terms of our Long-Term Cash Plans, a pro-rata portion is earned of the target award, calculated through the number of months completed of the performance period. These are the values of incentive awards paid if a termination due to death had occurred on December 31, 2016.
(4)	Under the terms of the Management Incentive Plan, a pro-rata portion is earned of the target award, calculated through the number of months completed of the performance period. These are the values of incentive awards paid if a termination due to death had occurred on December 31, 2016.

44    CAPELLA EDUCATION COMPANY  |  2017 Proxy Statement

DIRECTOR COMPENSATION

Director Compensation

The following table shows, for the fiscal year ended December 31, 2016, all compensation that our company paid to our directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Total ($)
Rita D. Brogley	71,000	100,019	171,019
H. James Dallas	65,000	100,019	165,019
Matthew W. Ferguson	65,000	100,019	165,019
Michael A. Linton	84,375	100,019	184,394
Michael L. Lomax	65,000	100,019	165,019
Jody G. Miller	74,000	100,019	174,019
Stephen G. Shank	65,000	100,019	165,019
David W. Smith	87,500	100,019	187,519
Jeffrey W. Taylor	80,000	100,019	180,019
Darrell R. Tukua	82,000	100,019	182,019

(1)	Fees reflect annual retainer and committee chairperson fees, which were paid quarterly. These fees were the only cash compensation paid to any director in 2016.

The following table shows the aggregate number of shares underlying outstanding stock options and restricted stock units held by persons who served on our Board during 2016.

Name	Shares Underlying Outstanding Stock Option Awards (#)	Shares Underlying Outstanding Stock Awards not Vested (#)	Shares Underlying Outstanding Stock Awards Vested but Not Released (#)
Rita D. Brogley	-	1,844 (1)	-
H. James Dallas	-	1,844	-
Matthew W. Ferguson	-	1,844	-
Michael A. Linton	-	1,844	-
Michael L. Lomax	-	1,844 (2)	3,621 (2)
Jody G. Miller	-	1,844	1,894 (2)
Stephen G. Shank	-	1,844 (1)	1,727 (2)
David W. Smith	-	1,844	1,727 (2)
Jeffrey W. Taylor	-	1,844 (2)	3,621 (2)
Darrell R. Tukua	-	1,844	-

(1)	To be released on the date service as a director of the company ends.
(2)	To be released the earlier of (i) the date of a change in control of the company occurs, or (ii) the date service as a director of the company ends.

In 2015, Frederic W. Cook & Co. conducted a review of market data for non-employee director compensation, and concluded that our director compensation, which had not been modified since 2013, lagged our peer group. Upon review, the Compensation Committee approved certain changes to our non-employee director compensation program, with graduated increases, the first increase effective beginning in the third quarter of fiscal 2015, and the second increase effective beginning in the third quarter of fiscal 2016. The table below summarizes our non-employee director cash compensation program in effect during 2016:

45    CAPELLA EDUCATION COMPANY  |  2017 Proxy Statement

DIRECTOR COMPENSATION

Cash Retainer Amounts	First and Second Quarters of 2016	Commencing Third Quarter of 2016

Annual	$60,000	$70,000

Lead Director	$20,000	$25,000

Audit Committee Chair	$17,000	$17,000

Compensation Committee	$11,750	$15,000

Governance Committee and Finance Committee Chairs	$8,000	$10,000

Membership on Three Committees/Councils	$6,000	$6,000

All cash retainers are paid in quarterly installments, and each non-employee director has the option to receive stock options in lieu of cash compensation; in 2016, no directors made this election.

Each non-employee director also received restricted stock units valued at approximately $100,000, which vest in one year.

Each non-employee director may elect to defer receipt of shares of common stock issuable upon settlement of restricted stock units in the form of deferred stock units that will be settled in shares of common stock when the director’s service on the Board terminates.

The Compensation Committee believes that a balance of equity and cash compensation for non-employee directors is the most appropriate way to compensate them for Board service. Providing the non-employee director the ability to elect equity in lieu of any or all cash compensation also offers some flexibility to the individual members. Equity compensation also aligns the Board member’s interests with our shareholders.

Director Stock Ownership Guidelines

Our Corporate Governance Principles include stock ownership guidelines for our non-employee directors. Under these guidelines, each such director should continue to hold the amount of equity compensation that he or she has been granted by us for service as a director over the past five years, excluding any equity compensation that would have been paid in cash but for the director electing to receive equity. Directors may also sell a sufficient number of shares to cover anticipated tax liability. Exceptions to these guidelines must be authorized in advance by the Governance Committee. As with our executive stock ownership guidelines, we believe these guidelines for directors promote alignment between the interests of our corporate leadership and our shareholders. All of our current directors are in compliance with these guidelines.

46    CAPELLA EDUCATION COMPANY  |  2017 Proxy Statement

PROPOSAL NO. 5

Proposal No. 5 – Approval of Amendment to Amended and Restated Articles of Incorporation to Adopt Majority Voting for the Election of Directors

Our Board of Directors, upon recommendation of our Governance Committee, has approved, and recommends shareholder approval of, an amendment to our Amended and Restated Articles of Incorporation to require that directors receive a majority of the votes cast in an uncontested election in order to be elected to our Board of Directors.

Currently, the members of our Board of Directors are elected by a plurality of the votes present in person or by proxy at a meeting. Minnesota law requires that, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes present in person or by proxy at a meeting. The amendment to the Amended and Restated Articles of Incorporation operates as follows:

●	Subject to the rights, if any, of holders of any of our preferred stock, each director shall be elected at a meeting of shareholders by the vote of a majority of the votes cast with respect to the director.

●	However, in a contested election of directors in which the number of nominees exceeds the number of directors to be elected, the directors will continue to be elected by a plurality of the votes present in person or by proxy at the meeting.

●	For purposes of the majority voting standard, a majority of the votes cast means that the votes entitled to be cast by the holders of all the then-outstanding shares of voting stock that are voted “for” a director must exceed the shares voted “against” the director.

The amendment is effected by adding a new Article X to our Amended and Restated Articles of Incorporation. The full text of new Article X is attached to these materials as Exhibit A. If the amendment is approved by shareholders at the annual meeting, the majority voting standard will be effective following the annual meeting and would apply to the election of directors at the annual meeting to be held in 2018.

Under Minnesota law, an incumbent director who does not receive the requisite vote continues to serve until his or her successor is elected. Accordingly, our Board of Directors has also approved an amendment to our Corporate Governance Principles, effective upon approval of this proposal, to require incumbent directors who do not receive a majority of the votes cast “for” their election to offer to tender their resignation to our Board of Directors. In such a situation, our Governance Committee will be required to make a recommendation to our Board of Directors on whether to accept or reject the offered resignation. Our Board of Directors, taking into account the Governance Committee’s recommendation, will act on the tendered resignation and publicly disclose its decision and rationale behind it within 90 days after the date of the election. The Governance Committee, in making its recommendation, and our Board of Directors, in making its decision, may each consider any factors or other recommendations that it considers relevant and appropriate. The incumbent director who has offered to tender his or her resignation will not participate in the Board’s decision with respect to his or her resignation. If such incumbent director’s offer to tender his or her resignation is not accepted by the Board, such director will continue to serve his or her term and until his or her successor is duly elected, or his or her earlier death, resignation, retirement, disqualification or removal.

Our Board of Directors, upon recommendation of our Governance Committee, recommends shareholders vote FOR the amendment to our Amended and Restated Articles of Incorporation to adopt a majority voting standard for the election of directors.

47    CAPELLA EDUCATION COMPANY  |  2017 Proxy Statement

SECURITIES OWNERSHIP

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 6, 2017 by:

each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), who is known to own beneficially more than 5% of the outstanding shares of our common stock;

each current director and director nominee;

each of the Named Executive Officers; and

all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the SEC’s rules. In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable, or exercisable within 60 days of March 6, 2017, are deemed to be outstanding and beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Except as indicated in the notes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. Percentage of ownership is based on 11,567,443 shares of our common stock outstanding on March 6, 2017. All fractional common share amounts have been rounded to the nearest whole number. The address for each executive officer and director is Capella Education Company, Capella Tower, 225 South 6th Street, 9th Floor, Minneapolis, Minnesota 55402.

48    CAPELLA EDUCATION COMPANY  |  2017 Proxy Statement

SECURITIES OWNERSHIP

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
5% Shareholders
BlackRock, Inc.(a) 55 East 52nd Street New York, NY 10055	1,285,308	11.11%
T. Rowe Price Associates, Inc.(b) 100 E. Pratt Street Baltimore, MD 21202	1,034,100	8.94%
The Vanguard Group, Inc.(c) 100 Vanguard Blvd. Malvern, PA 19355	1,007,057	8.71%
Renaissance Technologies(d) 800 Third Avenue New York, NY 10022	920,500	7.96%
Royce & Associates, LLC(e) 745 Fifth Avenue New York, NY 10151	820,901	7.10%
Directors and Named Executive Officers
Rita D. Brogley (f)	3,738	*
H. James Dallas(g)	5,597	*
Matthew W. Ferguson(h)	3,738	*
J. Kevin Gilligan(i)	209,347	1.79%
Renee L. Jackson(j)	4,221	*
Michael A. Linton(k)	10,485	*
Michael L. Lomax(l)	8,967	*
Jody G. Miller(m)	12,050	*
Steven L. Polacek(n)	68,330	*
Peter M. Ramstad(o)	6,801	*
Stephen G. Shank(p)	22,150	*
David W. Smith(q)	27,880	*
Jeffrey W. Taylor(r)	18,844	*
Darrell R. Tukua(s)	10,710	*
Andrew E. Watt(t)	6,174	*

All directors and executive officers as a group (16 persons)(u)	420,152	3.56%

*	Less than 1%
(a)	Based on a Schedule 13G/A filed under the Exchange Act on January 12, 2017, reporting beneficial ownership as of December 31, 2016. The securities are beneficially owned by BlackRock Fund Advisors, a subsidiary of BlackRock, Inc. and reports having sole voting power over 1,258,221 shares and sole dispositive power over 1,285,308 shares.
(b)	Based on a Schedule 13G/A filed under the Exchange Act on February 7, 2017, reporting beneficial ownership as of December 31, 2015. T. Rowe Price Associates, Inc. (“Price Associates”) reports having sole voting power over 325,900 shares and sole dispositive power over 1,034,100 shares, but Price Associates is not the beneficial owner of the securities, which beneficial ownership is expressly denied by Price Associates. Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time.

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SECURITIES OWNERSHIP

(c)	Based on a Schedule 13G/A filed under the Exchange Act on February 10, 2017, The Vanguard Group, Inc. reports having sole voting power over 21,925 shares, and shared voting power over 962 shares, and shared dispositive power over 22,290 shares and sole dispositive power over 984,767 shares as of December 31, 2016. Of the 1,007,057 shares beneficially owned, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 21,328 shares, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc. is the beneficial owner of 1,559 shares.
(d)	Based on a Schedule 13G/A filed under the Exchange Act on February 14, 2017, reporting beneficial ownership as of December 31, 2015. The securities are beneficially owned by Renaissance Technologies, LLC on behalf of itself and its direct and indirect subsidiary, Renaissance Technologies Holdings Corporation.
(e)	Based on a Schedule 13G/A filed under the Exchange Act on January 3, 2017, reporting beneficial ownership as of December 31, 2016. The securities are beneficially owned by Royce & Associates, LLC, having sole voting and sole dispositive power over the shares. Royce Special Equity Fund, managed by Royce & Associates, LP, had interest in 577,700 of the total shares.
(f)	Consists of (1) 1,894 shares held by Ms. Brogley and (2) 1,844 shares underlying restricted stock units granted to Ms. Brogley that are subject to acquisition within 60 days.
(g)	Consists of (1) 3,753 shares held by Mr. Dallas and (2) 1,844 shares underlying restricted stock units granted to Mr. Dallas that are subject to acquisition within 60 days.
(h)	Consists of (1) 1,894 shares held by Mr. Ferguson and (2) 1,844 shares underlying restricted stock units granted to Mr. Ferguson that are subject to acquisition within 60 days.
(i)	Consists of (1) 69,367 shares held by Mr. Gilligan, and (2) 139,980 shares underlying options granted to Mr. Gilligan that are exercisable within 60 days.
(j)	Consists of (1) 502 shares held by Ms. Jackson and (2) 3,719 shares underlying options granted to Ms. Jackson that are exercisable within 60 days.
(k)	Consists of (1) 8,641 shares held by Mr. Linton and (2) 1,844 shares underlying restricted stock units granted to Mr. Linton that are subject to acquisition within 60 days.
(l)	Consists of (1) 7,123 shares held by Dr. Lomax, including 3,621 deferred stock units, and (2) 1,844 shares underlying restricted stock units granted to Dr. Lomax that are subject to acquisition within 60 days.
(m)	Consists of (1) 10,206 shares held by Ms. Miller, including 1,894 deferred stock units, and (2) 1,844 shares underlying restricted stock units granted to Ms. Miller that are subject to acquisition within 60 days.
(n)	Consists of (1) 21,607 shares held by Mr. Polacek, and (2) 46,723 shares underlying options granted to Mr. Polacek that are exercisable within 60 days.
(o)	Consists of (1) 1,138 shares held by Mr. Ramstad, (2) 1,650 shares underlying restricted stock units granted to Mr. Ramstad that are subject to acquisition within 60 days, and (3) 4,013 shares underlying options granted to Mr. Ramstad that are exercisable within 60 days.
(p)	Consists of (1) 16,016 shares beneficially held by the Stephen G. Shank Revocable Trust, of which Mr. Shank is a trustee, including 1,727 deferred stock units; (2) 4,290 shares beneficially held by the Judith F. Shank Revocable Trust; and (3) 1,844 shares underlying restricted stock units granted to Mr. Shank that are subject to acquisition within 60 days. As a result, Mr. Shank has shared voting and shared dispositive power over 20,306 shares, and sole voting and dispositive power as to 1,844 shares.
(q)	Consists of (1) 26,036 shares held by Mr. Smith, including 1,727 deferred stock units, and (2) 1,844 shares underlying restricted stock units granted to Mr. Smith that are subject to acquisition within 60 days.
(r)	Consists of (1) 17,000 shares held by Mr. Taylor, including 3,621 deferred stock units, and (2) 1,844 shares underlying restricted stock units granted to Mr. Taylor that are subject to acquisition within 60 days.
(s)	Consists of (1) 8,866 shares controlled by Mr. Tukua as trustee of the Darrell R. Tukua Revocable Trust, and (2) 1,844 shares underlying restricted stock units controlled by Mr. Tukua as trustee of the Darrell R. Tukua Revocable Trust that are subject to acquisition within 60 days.
(t)	Consists of (1) 507 shares held by Mr. Watt, (2) 447 shares beneficially held by Mr. Watt in the Company’s 401(k) Plan, and (3) 5,220 shares underlying options granted to Mr. Watt that are exercisable within 60 days.
(u)	Includes (1) 200,757 shares underlying options granted to our directors and executive officers that are exercisable within 60 days and (2) 20,090 shares underlying restricted stock units granted to our directors and executive officers that are subject to acquisition within 60 days.

50    CAPELLA EDUCATION COMPANY  |  2017 Proxy Statement

CERTAIN RELATIONSHIPS

Certain Relationships and Related Person Transactions

Related Person Transaction Approval Policy

Our Board of Directors has adopted a written related person transaction approval policy, which sets forth our company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in the company’s filings with the SEC. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our company (including any subsidiaries) is or will be a participant and in which a related person has a material direct or indirect interest, but exempts the following:

∎	payment of compensation by our company to a related person for the related person’s service to our company as a director, officer or employee;

∎	transactions available to all employees or all shareholders of our company on the same terms;

∎	transactions, which when aggregated with the amount of all other transactions between our company and a related person (or any entity in which the related person has an interest), involve less than $120,000 in a fiscal year; and

∎	transactions in the ordinary course of business at the same prices and on the same terms as are made available to customers of the company generally.

The Audit Committee of our Board of Directors is to approve any related person transaction subject to this policy before commencement of the related person transaction. If such a transaction is not identified until after it has commenced, it must then be brought to the Audit Committee, which will consider all options, including approval, ratification, amendment, denial, termination or, if the transaction is completed, rescission. The Audit Committee will analyze the following factors, in addition to any other factors the committee deems appropriate, in determining whether to approve or ratify a related person transaction:

∎	whether the terms are fair to our company;

∎	whether the transaction is material to our company;

∎	the role the related person has played in arranging the related person transaction;

∎	the structure of the related person transaction; and

∎	the interests of all related persons in the related person transaction.

The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person taking any actions that the Audit Committee deems appropriate. The Audit Committee has delegated to its chairperson authority to approve or take any other action with respect to a related person transaction that the committee itself would be authorized to take pursuant to this policy.

Currently and during 2016, our company was a party to two transactions that were regarded as related person transactions.

CareerBuilder. Our Director, Matthew Ferguson, is the CEO of CareerBuilder. On December 7, 2015, our wholly owned subsidiary, Capella Learning Solutions, entered into an agreement with CareerBuilder to conduct a pilot program pursuant to which CareerBuilder identifies employers seeking job candidates with certain skillsets and candidates for employment who might be interested in enrolling in a non-degree learning solution that would teach those skillsets. Pursuant to the pilot program, Capella Learning Solutions designs and offers a particular learning solution to candidates and CareerBuilder will endeavor to place candidates completing the learning solution with employers. CareerBuilder receives a fee from the employers, and Capella Learning Solutions receives payments from learners who participate in the program, and both amounts are split evenly between Capella Learning Solutions and CareerBuilder.

51    CAPELLA EDUCATION COMPANY  |  2017 Proxy Statement

CERTAIN RELATIONSHIPS

While working together on the pilot program, Capella Learning Solutions and CareerBuilder decided it was in each entity’s best interest to enter into a Collaboration Agreement to define the principal terms and structure under which the parties could offer additional learning programs for various skillsets. On February 9, 2016, Capella Learning Solutions and CareerBuilder entered into the Collaboration Agreement, which sets forth the framework for non-degree learning programs to be offered in collaboration and has a three-year term. While the specific terms for each learning program to be offered under the Collaboration Agreement will be determined based on the particular skillsets, candidate base, job opportunities and targeted employers, the revenue from learners and placement fees from employers will be split equally between CareerBuilder and Capella Learning Solutions. In addition, the parties agreed to exclusivity provisions for the term of the agreement whereby generally Capella Learning Solutions will not enter into agreements with third parties involving payment of placement fees for similar programs and CareerBuilder will not work with other learning solution providers to upskill candidates for such programs. CareerBuilder received approximately $92,000 in revenue under the initiative in 2016, to be split 50/50 with Capella Learning Solutions under the Agreement. CareerBuilder paid Capella Learning Solutions an additional $48,074 in reimbursement for CareerBuilder’s share of certain variable costs related to the program. These amounts were less than 1% of the total revenues of each of Capella and CareerBuilder.

Our Audit Committee reviewed and approved the pilot program and the Master Collaboration Agreement prior to their execution. In each case, the Audit Committee considered various facts about the proposed transactions, including that Mr. Ferguson did not directly participate in negotiations of these agreements. The Audit Committee also considered the fairness of the terms and benefits to Capella Learning Solutions and Capella expected from the agreements. Mr. Ferguson informed the Audit Committee that his compensation as a director and officer of CareerBuilder is not directly impacted by CareerBuilder’s revenues from these transactions; however, as an officer, director and shareholder of CareerBuilder, Mr. Ferguson has an indirect interest in the arrangements. While Mr. Ferguson is a member of our Audit Committee, he did not participate in the deliberations or approval of these transactions and will recuse himself from decisions related to CareerBuilder going forward. Based on the consideration of these and other factors, our Audit Committee, without the participation of Mr. Ferguson, approved the proposed transactions after determining that the transactions were beneficial to Capella Learning Solutions and Capella and the terms are fair to Capella Learning Solutions and Capella.

Zeta. The brother of named executive officer Andy Watt, Adam Watt, is Director of Sales for Zeta Global, a privately held company. In his role as Director of Sales for Zeta Global, Adam Watt has contact with various Capella marketing personnel in connection with the sale of e-mail and related social media marketing services. In 2016, Capella paid Zeta approximately $121,000 for marketing services.

Our Audit Committee reviewed and approved the Zeta relationship. The Audit Committee considered various facts about the proposed transactions, including that the transactions were arms-length transactions on terms believed to be market standard, and that Andy Watt had no personal involvement in the relationship between Capella and Zeta. The Audit Committee also considered the fairness of the terms and benefits to Capella. Based on the consideration of these and other factors, our Audit Committee approved the proposed transactions after determining that the transactions were beneficial to Capella and the terms are fair to Capella.

52    CAPELLA EDUCATION COMPANY  |  2017 Proxy Statement

EQUITY COMPENSATION

Equity Compensation Plan Information

The following table provides information as of December 31, 2016, with respect to shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by Securityholders	824,836 (1)	$53.97	1,269,053 (2)
Equity Compensation Plans Not Approved by Securityholders	-	-	-

Total	824,836	$53.97	1,269,053

(1)	Includes 565,428 outstanding options to purchase shares of our common stock under the Capella Education Company 2005 Stock Incentive Plan and the Capella Education Company 2014 Equity Incentive Plan and 155,436 outstanding RSUs that will be settled with shares of our common stock under the Capella Education Company 2005 Stock Incentive Plan and the 2014 Equity Incentive Plan and 103,972 outstanding MSUs that will be settled with shares of our common stock according to the J. Kevin Gilligan Strategic Transformation Incentive Award and 4,040 outstanding PSUs that will be settled with shares of our common stock under the Capella Education Company 2005 Stock Incentive Plan and the 2014 Equity Incentive Plan.
(2)	Includes 819,053 shares available for future issuances under the Capella Education Company 2014 Equity Incentive Plan and 450,000 shares reserved for future issuance under an employee stock purchase plan that we may implement in the future.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our company’s directors and executive officers file initial reports of ownership and reports of changes in ownership with the SEC. Directors and executive officers are required to furnish our company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to our company and written representations from our company’s directors and executive officers, all Section 16(a) filing requirements were met for the fiscal year ended December 31, 2016.

53    CAPELLA EDUCATION COMPANY  |  2017 Proxy Statement

ADDITIONAL INFORMATION

Additional Information

Our 2016 Annual Report on Form 10-K for fiscal year 2016, including financial statements, are being delivered with this proxy statement and are available on the Internet as indicated in the Notice. Shareholders whose shares are held in a brokerage, bank or similar account will receive a Notice Regarding the Availability of Proxy Materials from the organization holding the account. The Notice contains instructions on how to access our proxy materials on the Internet and how to request a paper or e-mail copy of our proxy materials, including our 2016 Annual Report and Annual Report on Form 10-K.

As of the date of this proxy statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the persons named in the proxies solicited by our Board of Directors, in accordance with their best judgment, will vote the shares represented by these proxies.

Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K, to be filed with the SEC for the fiscal year ended December 31, 2016, may do so without charge by writing to Investor Relations, Capella Education Company, Capella Tower, 225 South 6th Street, 9th Floor, Minneapolis, Minnesota 55402.

By Order of the Board of Directors,

Renee L. Jackson
SECRETARY

Dated: March 23, 2017

54    CAPELLA EDUCATION COMPANY  |  2017 Proxy Statement

EXHIBIT A

EXHIBIT A – Proposed Article X to Amended and Restated Articles of Incorporation

*                *                 *

ARTICLE X

ELECTION OF DIRECTORS

Subject to the rights, if any, of the holders of one or more classes or series of preferred or preference stock issued by the Corporation, voting separately by class or series to elect directors in accordance with the terms of such preferred or preference stock, each director shall be elected at a meeting of shareholders by the vote of the majority of the votes cast with respect to the director, provided that directors shall be elected by a plurality of the votes present and entitled to vote on the election of directors if, as of a date that is fourteen (14) days in advance of the date that the Corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission, the number of nominees exceeds the number of directors to be elected. For purposes of this Article X, action at a meeting shall mean action at a meeting which satisfies the notice and quorum requirements imposed by the bylaws of this Corporation, except as otherwise provided by law, and a majority of the votes cast means that the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the Corporation that are voted “for” a director must exceed the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the Corporation that are voted “against” that director.

A-1    CAPELLA EDUCATION COMPANY  |  2017 Proxy Statement

CAPELLA TOWER

225 SOUTH SIXTH STREET, 9TH FLOOR

MINNEAPOLIS, MN 55402

1.888.CAPELLA (227.3552)

WWW.CAPELLAEDUCATION.COM

COPYRIGHT © 2017 CAPELLA EDUCATION COMPANY

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 2, 2017.

CAPELLA EDUCATION COMPANY

Meeting Information

Meeting Type:            Annual Meeting

For holders as of:       March 6, 2017

Date:    May 2, 2017      Time:    9:00 AM CT

Location:    Capella Tower

                      225 South 6th Street

                      3rd Floor Business Center

                      Minneapolis, Minnesota 55402

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

—  Before You Vote  —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT ANNUAL REPORT
How to View Online:
Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 18, 2017 to facilitate timely delivery.

—  How To Vote  —

Please Choose One of the Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a “legal proxy.” To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

Voting Items

The Board of Directors recommends you vote FOR the following:
1.	To elect the following ten individuals to our Board of Directors, to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified:

	Nominees:
	01)	Rita D. Brogley	06)	Michael L. Lomax
	02)	H. James Dallas	07)	Jody G. Miller
	03)	Matthew W. Ferguson	08)	David W. Smith
	04)	J. Kevin Gilligan	09)	Jeffrey W. Taylor
	05)	Michael A. Linton	10)	Darrell R. Tukua
The Board of Directors recommends you vote FOR the following proposals:
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.
3.	To approve an advisory vote on the executive compensation paid to our Named Executive Officers (Say on Pay).
The Board of Directors recommends you vote 1 YEAR on the following proposal:
4.	To approve, on an advisory basis, the frequency with which our shareholders will consider approving the compensation of our Named Executive Officers (Say When on Pay).
The Board of Directors recommends you vote FOR the following proposal:
5.	To approve the amendment of our Amended and Restated Articles of Incorporation to adopt majority voting for the election of directors.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting

Voting Instructions

CAPELLA EDUCATION COMPANY 225 SOUTH 6TH STREET, 9TH FLOOR MINNEAPOLIS, MN 55402	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E17874-P85342                         KEEP THIS PORTION FOR YOUR RECORDS

 — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CAPELLA EDUCATION COMPANY		For All	Withhold All	For All Except		To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	To elect the following ten individuals to our Board of Directors, to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified:	☐	☐	☐

Nominees:
01) Rita D. Brogley 02) H. James Dallas 03) Matthew W. Ferguson 04) J. Kevin Gilligan 05) Michael A. Linton
06) Michael L. Lomax 07) Jody G. Miller 08) David W. Smith 09) Jeffrey W. Taylor 10) Darrell R. Tukua
The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain	The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 Year	2 Years	3 Years	Abstain

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐	4.	To approve, on an advisory basis, the frequency with which our shareholders will consider approving the compensation of our Named Executive Officers (Say When on Pay).	☐	☐	☐	☐

3.	To approve an advisory vote on the executive compensation paid to our Named Executive Officers (Say on Pay).	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

					5.	To approve the amendment of our Amended and Restated Articles of Incorporation to adopt majority voting for the election of directors.		☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E17875-P85342

CAPELLA EDUCATION COMPANY

Annual Meeting of Shareholders

May 2, 2017 9:00 AM CT

This proxy is solicited by the Board of Directors

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The undersigned, revoking all prior proxies, appoints J. Kevin Gilligan and Renee L. Jackson, or either of them acting alone, as proxies, with full power of substitution, to represent the undersigned and to vote, as indicated on the reverse side and otherwise in their discretion upon such other matters as may properly come before the meeting, all shares of the common stock of Capella Education Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at Capella Tower, 225 South 6th Street, 3rd Floor Business Center, Minneapolis, Minnesota 55402 on Tuesday, May 2, 2017 at 9:00 a.m. CT and at any adjournment thereof. The undersigned hereby acknowledges receipt of the Proxy Statement of the Annual Meeting.

Continued and to be signed on reverse side